                                                                    EXHIBIT 99.1


                                 FINAL REPORT ON
                      PRICE MANIPULATION IN WESTERN MARKETS
                          FACT-FINDING INVESTIGATION OF
                            POTENTIAL MANIPULATION OF
                         ELECTRIC AND NATURAL GAS PRICES
                              DOCKET NO. PA02-2-000




                                   [FERC SEAL]




                          Prepared by the Staff of the
                      Federal Energy Regulatory Commission
                                   March 2003

                                                                      Chapter VI

VI. Trading Strategies, Economic Withholding, Inflated Bidding, and Other Anomalous Activities

Initial Recommendations

In this chapter, Staff will conclude its analysis of the Enron trading strategies (first discussed in the Initial Report) and describe further developments and investigations since the Initial Report was issued. This chapter builds upon the Cal ISO report released on January 6, 2003, which identified potential transactions and parties that may have used the Enron trading strategies. This chapter also discusses potential economic withholding during the summer of 2000. We discuss evidence indicating that Enron worked in concert with other entities, both inside and outside California, to implement these strategies in ways that manipulated market outcomes. In this regard, Enron's business model is discussed along with Staff's recommendations.

We also discuss whether the Enron trading strategies, underscheduling, economic withholding, and inflated bidding fall within the scope of the antigaming and/or anomalous market behavior provisions in the Cal ISO's and Cal PX's Market Monitoring and Information Protocol (MMIP). The MMIP is part of both the Cal PX and Cal ISO tariffs, which have been on file with the Commission since the Cal ISO began operations in April 1998. Staff recommends that the Commission issue orders to show cause why these behaviors did not constitute "gaming" in violation of the MMIP, with disgorgement of unjust profits associated with the violations or other appropriate remedies. Such disgorgement would be in addition to any refunds owed to establish just and reasonable rates in the California Refund Proceeding.

The preponderance of evidence reviewed by Staff during this investigation indicates that Enron and its affiliates intentionally engaged in a variety of market manipulation schemes that had profound adverse impacts on market outcomes. Due to this overwhelming evidence, Staff recommends that the Commission issue an order to show cause why its market-based rate authorizations and blanket certificate authority should not be revoked. This order should cover Enron and its affiliates with the exception of Portland General Electric Company, which is the subject of an ongoing investigation in Docket No. EL02-114-000. Staff recommends that such revocation be made effective prospectively so that any preexisting contracts are not affected.

Docket No. PA02-2-000         VI-1         Price Manipulation in Western Markets

                                                                      Chapter VI

Background

On May 6, 2002, Enron's Washington, DC counsel provided the Commission with three internal memoranda, two of which date from December 2000, that describe certain trading strategies employed by Enron's electricity traders in the West. Enron's counsel informed Staff that Enron's Board of Directors had voted to disclose the documents and to waive all claims of privilege. The Commission made these documents publicly available on the Web site for Docket No. PA02-2-000 within hours of receiving them.

Staff immediately requested followup information from Enron to better understand the trading strategies discussed in the memoranda, including Enron's receiving transmission congestion payments without actually relieving any congestion. Among other things, Staff sought any comparable memoranda that discuss trading strategies for natural gas products. Finally, the data request asked Enron to provide all correspondence related to the subject matter of the memoranda.

The documents provided by Enron indicated that traders from other companies were also employing several of the trading strategies discussed in the memoranda. In order to pursue this issue, on May 7, 2002, Staff issued a notice to all sellers of wholesale electricity and/or ancillary services in the West, informing them that Staff would soon be sending them a data request seeking information about their use of the trading strategies discussed in the Enron memoranda, and directing them to preserve all documents related to such trading strategies.

On May 8, 2002, Staff issued a data request to more than 130 sellers of wholesale electricity and/or ancillary services in the West during 2000-2001, with a due date of May 22, 2002. This data request contained a series of requests for admissions in which an officer of each company was required to admit or to deny, under oath, whether his or her company had engaged in specific activities described in the request. The specific activities were based on the trading strategies discussed in the Enron memoranda; in addition, there was an additional request asking the corporate officer to admit or deny, under oath, whether the company had engaged in any other trading strategies. The data request also sought production of all internal documents relating to trading strategies that the company may have engaged in during the relevant time period, including correspondence between companies, reports, and opinion letters. Staff also requested specific information in regard to any megawatt laundering transactions between any of these sellers and Enron.

Docket No. PA02-2-000         VI-2         Price Manipulation in Western Markets

                                                                      Chapter VI

This data request required a senior officer of the company to state, in an affidavit and under oath, that he or she conducted a thorough investigation of the company's trading activities in the West during 2000-2001 and that the information being provided in response to the data request was complete and accurate to the best of that person's knowledge and belief.

In our Initial Report, Staff concluded that, while the exact economic impact of the trading strategies is difficult to determine precisely, these now infamous trading strategies have adversely affected the confidence of markets far beyond their dollar impact on spot prices. Even those trading strategies that are not anticompetitive have been viewed by customers as clever exploitations of overly complex rules by companies that do not account for the impact of their decisions on prices and customers. Market participants from all sectors of the industry may have engaged in these trading strategies along with Enron, and in trading strategies of their own, including nonpublic utility entities such as municipal and governmental agencies in California and jurisdictional public utilities (including power marketers).

Staff's initial review of the evidence indicated that Enron, as a corporate entity, displayed great eagerness to experiment with all aspects of market rules and protocols in an effort to "game the system" or to simply provide false information. In fact, shortly after the issuance of our Initial Report, Enron's former chief West Coast trader, Timothy N. Belden, pleaded guilty to Federal fraud charges for his role in implementing these trading strategies. Enron's corporate culture fostered a disregard for the American energy customer; the success of the company's trading strategies, while temporary, demonstrates the need for explicit prohibitions on harmful and fraudulent market behavior and for aggressive market monitoring and enforcement.

In a market environment, one expects that traders, working within Commission-approved market rules, will use various strategies in an effort to maximize profits. But a fundamental aspect of some of the Enron trading strategies was the deliberate use of false information. A market cannot operate properly without accurate information. Implicit in Commission orders granting market-based rates is a presumption that the power marketer's behavior will not involve fraud or deception. For this reason, our Initial Report recommended that the Commission explicitly prohibit the use of false information as a condition for granting all market-based rate authorizations. Staff recommends that this condition also be added to all open access transmission tariffs.

Docket No. PA02-2-000         VI-3         Price Manipulation in Western Markets

                                                                      Chapter VI

Overview of the Cal PX and Cal ISO Operations

The Enron trading strategies and Enron's use of them to game the system are best understood in the specific context of Western energy markets. Thus, we provide a brief overview of the Cal PX and Cal ISO operations and trading rules.

The Cal ISO operates much of the transmission grid in California and is responsible for all real-time operations, such as continually balancing generation and load and managing congestion on the transmission system it controls. In California, a certified scheduling coordinator is the intermediary between the Cal ISO and the ultimate customer. Under California's restructuring legislation, the Cal PX was created primarily to operate two markets in which energy was traded on an hourly basis. These were the day-ahead and day-of markets. These markets established a single clearing price for each hour across the entire Cal ISO control area, provided there were no transmission constraints. Where transmission congestion existed, a separate clearing price was established for each transmission constrained area or zone in California. Each individual zonal clearing price was based on adjustment bids submitted by buyers and sellers. The adjustment bids represented the value to an entity of increasing or decreasing (i.e., adjusting) its use of the system. In essence, this is a redispatch of the system to deal with congestion.

California's restructuring plan required the three California public utilities (SoCal Edison, San Diego, and PG&E) to sell all of their generation resources into the Cal PX and to buy all of their energy needs from the Cal PX. This made the Cal PX by far the largest scheduling coordinator in California, representing at times close to 90 percent of the load served by the Cal ISO grid. This requirement that the three public utilities exclusively use the Cal PX was critical in the restructuring program, since this was how the three public utilities were to calculate savings from using the new market structure and apply those savings to recover their stranded costs.

Under the California restructuring rules, the three California public utilities were both buyers and sellers in the Cal PX. The prices paid for buying back their own resources through the Cal PX served to value those resources for stranded cost purposes. As long as the three public utilities paid less than the frozen retail rates, they used the difference to write off stranded costs. As noted in the Commission's December

Docket No. PA02-2-000         VI-4         Price Manipulation in Western Markets

                                                                      Chapter VI

15, 2000 Order, stranded cost estimates show PG&E collected $8.3 billion, SoCal Edison collected $9.3 billion, and San Diego fully recovered its stranded costs early in 2000. This formula broke down, however, when the public utilities had to buy back their resources at more than the retail rate.

All scheduling coordinators (including the Cal PX before it ceased operations in January 2001) were required to submit a balanced schedule of load and generation to the Cal ISO for the following day. The Cal ISO then performed a security analysis to determine if the generation selected could serve customer demand without causing congestion on the transmission system. Although the rules were being modified constantly during 2000-2001, the basic steps of the day-ahead auction process were as follows:

o 7:00 a.m.--The Cal PX conducts 24 hourly energy auctions for the following day.

o 9:00 a.m.--The unconstrained market-clearing prices (i.e., a single price for all of the Cal ISO system) become publicly available.

o 10:00 a.m.--The Cal PX (like all scheduling coordinators) submits to the Cal ISO the estimated load for the next day and the generating resources that will produce the energy necessary to serve that load.

o 11:00 a.m.--The Cal ISO either determines that the initial schedule is feasible (no congestion) using the available transmission facilities or requires that the schedule be modified by redispatch using adjustment bids.

o 12:00 p.m.--Modified schedules are submitted. At this time, the Cal ISO can automatically modify schedules to relieve any remaining congestion.

o 1:00 p.m.--The Cal ISO calculates the day-ahead charge for congestion on any congested paths.

o 3:00 p.m.--The Cal PX publishes zonal price information when there is transmission congestion in the day-ahead market. The zonal price differences are equal to the Cal ISO's hour-ahead congestion charges along the relevant paths.

The Cal ISO operates a variety of markets in order to procure the resources necessary to reliably operate the transmission system, including a day-ahead market and an hour-ahead market for relieving transmission congestion and an energy market to continuously balance the system's energy needs in real time. The Cal ISO's real-time market is the final energy market to clear chronologically, after all other

Docket No. PA02-2-000         VI-5         Price Manipulation in Western Markets

                                                                      Chapter VI

markets in the region. Bilateral spot markets at trading hubs outside California generally operated in the time period between the close of the Cal PX market and the Cal ISO real-time market.

Understanding the interaction of the Cal PX and Cal ISO spot markets with all their complexities, together with the different market operations outside of California, is crucial to understanding and analyzing the impact of the various Enron trading strategies. An example of the market complexities in California market rules is the transmission congestion management system. A transmission path is "congested" when total schedules exceed the available transmission capacity of the facilities. The Cal ISO used a zone-based approach to alleviate congestion. Buyers and sellers submitted adjustment bids identifying the prices they were willing to use to increase or decrease their generation on demand to relieve congestion in a particular zone. However, the software used by the Cal ISO to evaluate adjustment bids did not accept prices that were higher than the Cal ISO price cap. These and other market rules not only caused market inefficiencies but also contributed to bidding strategies that circumvented the market design, such as underscheduling by the three California IOUs. This, in turn, created an opportunity for Enron to develop strategies that capitalized on the market rules and the trading behavior of others.

The Cal ISO's and Cal PX's MMIP Contains an Antigaming Provision and an Anomalous Market Behavior Provision

The MMIP is one of several protocols that (as explained below) the Commission required the Cal ISO and Cal PX to include as part of their filed rate schedules./1/ The underlying purposes of the MMIP are discussed in the Objectives section of the MMIP. In pertinent part, this section reads:

     This Protocol (MMIP) sets forth the workplan and, where applicable, the rules under which the ISO will monitor the ISO markets to identify abuses of market power, to ensure to the extent possible the efficient working of the ISO Markets immediately upon commencement of their operation, and to provide for their protection from abuses of market power in both the short term and the long term, and from other abuses that have the potential to undermine their effective functioning

----------
/1/ Both the Cal PX and Cal ISO have substantially similar MMIPs. For convenience sake, we will refer to the language of the Cal ISO's MMIP.

Docket No. PA02-2-000         VI-6         Price Manipulation in Western Markets

                                                                      Chapter VI

     or overall efficiency in accordance with Section 16.3 of the ISO Tariff./2/


In Staff's view, one key function of the MMIP is to put market participants on notice as to the "rules of the road" for them so that the markets operated by the Cal ISO are free from abusive conduct and can function as efficiently and competitively as possible. Thus, while one key function of the market surveillance unit (which is created by the MMIP) is reporting, "that function is designed to facilitate efficient corrective actions to be taken by the appropriate body or bodies [including this Commission] when required."/3/

In short, while the MMIP does not expressly prohibit any specific behavior, including the Enron trading strategies, Staff believes that market participants cannot reasonably argue that they were not on notice that misconduct that arose from abuses of market power and that adversely affected the efficient operations of the Cal ISO and Cal PX markets (as delineated in the MMIP) would be a violation of the Cal ISO or Cal PX tariffs. Staff believes that the key function of the MMIP is to put market participants on notice of what practices would be subject to monitoring and, potentially, corrective or enforcement action, by either the Cal ISO in the first instance or, as a last resort, by the Commission, whose function is to enforce the terms and conditions of filed rate schedules.

With respect to past actions of sellers (both public utilities and governmental entities) under either the Cal PX tariff or the Cal ISO tariff, however, the Commission's remedial authority may be broader. Staff believes that most of the misconduct engaged in by participants in the Cal ISO and Cal PX markets may come within the scope of the MMIP found in both tariffs.

As set forth in the Cal ISO's MMIP 1.3.1, the MMIP applies to "all ISO market participants; PX participants; [and] the ISO."/4/ As set forth in the Cal PX's MMIP 1.3.1, the MMIP applies to Cal PX participants, market participants "whose actions have the potential to influence the competitiveness or the achievement of efficiency in the PX markets," and the Cal PX itself./5/

Part 2 of the MMIP specifies what are termed "Practices Subject to Scrutiny." Among those practices are two of particular concern to the

----------
/2/ MMIP 1.1.
/3/ MMIP 1.1.2 (Reporting Requirements).
/4/ MMIP 1.3.1.
/5/ MMIP 1.3.1.

Docket No. PA02-2-000         VI-7         Price Manipulation in Western Markets

                                                                      Chapter VI

Commission: "gaming" and "anomalous market behavior." Gaming is defined as:

     "Gaming," or taking unfair advantage of the rules and procedures set forth in the PX or ISO Tariffs, Protocols or Activity Rules, or of transmission constraints in periods in which exist substantial Congestion, to the detriment of the efficiency of, and of consumers in, the ISO [and PX] Markets. "Gaming" may also include taking undue advantage of other conditions that may affect the availability of transmission and generation capacity, such as loop flow, facility outages, level of hydropower output or seasonal limits on energy imports from out-of-state, or actions or behaviors that may otherwise render the system and the ISO [and PX] Markets vulnerable to price manipulation to the detriment of their efficiency./6/

Anomalous market behavior is defined as:

     Anomalous market behavior . . . is . . . behavior that departs significantly from the normal behavior in competitive markets that do not require continuing regulation or as behavior leading to unusual or unexplained market outcomes. Evidence of such behavior may be derived from a number of circumstances, including:

     o withholding of Generation capacity under circumstances in which it would normally be offered in a competitive market;

     o    unexplained or unusual redeclarations of availability by Generators;

     o    unusual trades or transactions;

     o pricing and bidding patterns that are inconsistent with prevailing supply and demand conditions, e.g., prices and bids that appear consistently excessive for or otherwise inconsistent with such conditions; and

     o unusual activity or circumstances relating to imports from or exports to other markets or exchanges.

     The [ISO] Market Surveillance Unit [or PX Compliance Unit] shall evaluate, on an ongoing basis, whether the continued or persistent presence of such circumstances indicates the presence of behavior that is designed to or has the potential to

----------
/6/ Cal ISO MMIP 2.1.3; Cal PX MMIP 2.1.4. Hereafter, for convenience sake, we will refer to the antigaming provision as MMIP 2.1.3.

Docket No. PA02-2-000         VI-8         Price Manipulation in Western Markets

                                                                      Chapter VI

     distort the operation and efficient functioning of a competitive market, e.g., the strategic withholding and redeclaring of capacity, and whether it indicates the presence and exercise of market power or of other unacceptable practices./7/


Section 2.3 of the MMIP and its several subparts address in detail how the Cal ISO, including the market surveillance unit, is to respond to determinations that market participants are engaged in any of the suspect practices delineated in the MMIP. While the MMIP outlines intermediate steps (such as arranging for alternative dispute resolution or proposing language changes to the tariff), ultimately it directs the market surveillance unit to refer matters to the Commission for enforcement./8/ In other words, the MMIP contemplates that, while the Cal ISO may try to correct misconduct on its own, the Commission is to be "the court of last resort" for misconduct committed by market participants, including the gaming and anomalous market behavior misconduct defined in the MMIP. Because of the fact that Part 2 of the MMIP specifically enumerates suspect practices, that Section 7.3 of the MMIP authorizes the Cal ISO to impose "sanctions and penalties" or to refer matters to the Commission for appropriate sanctions or penalties, and that the MMIP is part of the Cal PX's and Cal ISO's rate schedules on file with the Commission, Staff concludes that entities that transact through the Cal PX or Cal ISO and engage in such enumerated practices are in violation of those filed rate schedules.

The stated objectives of the MMIP are to identify abuses of market power by giving particular scrutiny to a list of abusive practices and misconduct and to take corrective action, including sanctions and penalties. In Staff's view, the identified misconduct remains a violation of the Cal ISO's and Cal PX's filed rate schedules even if such formal procedures as referral outlined in the MMIP did not occur. The Commission can enforce a rate schedule on file even when there are processes in that rate schedule which, had they been used, would have assisted the Commission. Ultimately, the Commission can enforce a tariff with or without the assistance of a complaint or referral.

The Cal ISO and Cal PX initially submitted the MMIP (along with other protocols) for informational purposes only on October 31, 1997. The Commission, however, found that the protocols, including the MMIP, "govern a wide range of matters which traditionally and typically appear in agreements that should be filed with and approved

----------
/7/ Cal ISO MMIP 2.1.1 (subparts MMIP 2.1.1.1 through 2.1.1.5 are denoted by bullets); Cal PX MMIP 2.1.1 (subparts a to e).
/8/ MMIP 3.3.4.

Docket No. PA02-2-000         VI-9         Price Manipulation in Western Markets

                                                                      Chapter VI

by the Commission."/9/ Therefore, the Commission accepted the protocols, including the MMIP, for filing, and directed the Cal ISO and Cal PX to post the protocols on their Internet sites and to file the complete protocols pursuant to
Section 205 of the Federal Power Act within 60 days of the Cal ISO's operations date./10/ The Cal ISO and the Cal PX made their compliance filings on June 1, 1998. Accordingly, the MMIP has been part of the Cal ISO's filed rate schedule and the Cal PX's filed rate schedule since the Cal ISO's operations date (April 1, 1998).

Staff Finds That There May Have Been Numerous Instances of the Misconduct Addressed in the MMIP

Staff now reviews some of the various forms of misconduct discussed throughout this Report and provides its preliminary views on how the misconduct violated the MMIP. Staff recommends that the Commission issue orders to show cause to the companies specified in this chapter as to why the identified behaviors did not violate the Cal ISO or Cal PX tariff protocols and why unjust profits should not be remitted to customers.

Further, because these behaviors involve past violations of a filed rate schedule, such disgorgement of unjust profits would relate to periods prior to the October 2, 2000 refund effective date in the California Refund Proceeding and would be in addition to any refunds owed to customers in establishing just and reasonable rates for the period October 2, 2000 through June 21, 2001.

In the Commission's July 25, 2001 Order in the California Refund Proceeding,/11/ the Commission discussed at length its establishment of the October 2, 2000 refund effective date. While rejecting a variety of arguments for refunds preceding that date, the Commission expressly noted that one exception to the refund limitations set forth in Section 206 was "where the sellers have charged a rate other than the filed rate."/12/ The Commission explained:

     We agree that the Commission may take retroactive action to address circumstances where a seller did not charge the filed

----------
/9/ Pacific Gas and Electric Co., et al., 81 FERC (p) 61,320 at 62,470-471
(1997).
/10/ Id.
/11/ San Diego Gas & Electric Co., et al., 96 FERC (p) 61,120 at 61,506-511, order on clarification and reh'g, 97 FERC (p) 61,275 (2001).
/12/ 96 FERC at 61,504.

Docket No. PA02-2-000         VI-10        Price Manipulation in Western Markets

                                                                      Chapter VI

     rate or violated statutory or regulatory requirements or rules in applicable rate tariffs./13/


However, in the July 25 Order, the Commission stated that there had been no demonstration that there were any violations of any Commission-filed tariffs./14/

The July 25 Order preceded the initiation of this investigation, and Staff finds that the Commission's statement that there were no tariff violations that would warrant refunds prior to October 2, 2000 appears to be no longer accurate. In short, Staff believes that numerous participants in the Cal ISO and Cal PX markets violated the terms of the Cal ISO's or Cal PX's tariff, specifically the MMIP; thus, the Commission could order disgorgement of unjust profits prior to October 2, 2000 if it determines there have been such violations.

The Enron Trading Strategies and Their Impact on Prices

As stated in our Initial Report, quantifying the exact economic impact of the trading strategies is difficult because we have not identified a way to definitively associate particular transactions with particular strategies. A passage from an undated Enron document entitled "Public Service of New Mexico California Service Overview" illustrates this point. The document describes a partnership arrangement providing mutual benefits and services, e.g., Enron acting as a scheduling coordinator on behalf of Public Service of New Mexico for certain trades. The document states that in Enron's opinion no Cal ISO forms or notifications are required: "in fact the ISO will not even be aware that PNM is in the path."

On January 6, 2003, the Cal ISO Department of Market Analysis released a 34-page report entitled "Analysis of Trading and Scheduling Strategies Described in Enron Memos" (January 6 Cal ISO Report), originally dated October 4, 2002. While the Cal ISO indicates that some of the results of its analysis require further verification, the analysis is generally consistent with our Initial Report as to the effect these strategies had on the market.

The Cal ISO's Department of Market Analysis issued a report on November 15, 2002 entitled "Did Any of Enron's Trading and

----------
/13/ Id at 61,507-80 (citing Washington Water Power Co., 83 FERC (p) 61,282
(1998), in which the Commission imposed sanctions and required public utilities to disgorge profits derived from past violations of the companies' market-based rate orders).
/14/ Id.

Docket No. PA02-2-000         VI-11        Price Manipulation in Western Markets

                                                                      Chapter VI

Scheduling Tactics Contribute to Outages in California?" (November 15 Cal ISO Report). This report concludes that while Enron strategies could have financial impacts on the markets, they did not contribute to the outages during the winter of 2000-2001. Staff notes that the Cal ISO Report was submitted in a state proceeding before the California Select Committee to Investigate Price Manipulation of the Wholesale Energy Market (California Committee). The November 15 Cal ISO Report addresses and specifically refutes statements and allegations made by Mr. Robert McCullough in two earlier memoranda presented as part of his testimony before the state proceeding. In the memoranda he argues that the Enron strategies played a role in the blackouts during the winter of 2000-2001.

The Enron trading strategies clearly fall within the scope of the MMIP's antigaming and anomalous market behavior prohibitions. Indeed, one of the now infamous Enron memoranda that the Commission posted on the Web site for this proceeding even lists these prohibitions in a discussion of the trading strategies (however, the memorandum does not conclude whether or not the trading strategies are gaming or anomalous market behavior).

We will discuss the various trading strategies in the same order as in the Initial Report. We first focused on "load shift" because, by Enron's own admission, this was an explicit attempt to manipulate prices.

The second set of trading strategies discussed includes marketing power and energy in an effort to sell the product where it is needed the most. These strategies include various forms of exports and imports.

The last set of trading strategies involves deceitful tactics, such as providing false information or reporting imaginary transactions.

Price Manipulation--Load Shift

As described in the May 8, 2002 Data Request, the trading strategy known as load shift involves a company submitting an artificial load schedule in order to receive interzonal transmission congestion payments. Load shift involves deliberately creating congestion on a transmission line to increase the value of Enron's transmission rights and is clearly an attempt to manipulate prices. This Enron trading strategy is particularly complicated and its success was dependent, in part, on the independent bidding behavior of other entities.

By Enron's own admission, the load shift strategy was not very successful. Enron was not able to move the price paid for congestion

Docket No. PA02-2-000         VI-12        Price Manipulation in Western Markets

                                                                      Chapter VI

management. However, whether successful or not, it was a clear attempt to manipulate prices.

As described in the Enron memoranda, the load shift trading strategy involves creating the appearance of congestion by deliberately overscheduling in one zone (e.g., the southern zone) and underscheduling by a corresponding amount in another zone (e.g., the northern zone). For example, assume Enron's true load and resources were balanced by zone. Enron schedules an additional 100 MW of load in the southern zone and underschedules by the same 100 MW in the northern zone. This inaccurate schedule requires 100 MW of additional north-to-south transmission relative to Enron's true loads and resources. By shifting load in this manner, Enron created congestion and potentially raised congestion prices. This benefited Enron because it owned Firm Transmission Rights (FTRs) on the paths that it attempted to congest.

As stated in the Initial Report, Enron purchased 1,000 MW (62 percent) of the 1,621 MW in rights to north-to-south transmission on Path 26. The purchase of these FTRs cost Enron a total of $3.6 million. Path 26 is one of the two main transmission interfaces linking northern and southern California./15/ Enron's FTRs entitled it to collect a significant portion of all congestion revenues on Path 26 that were due to north-to-south congestion, the typical direction of congestion during periods of peak demand in the summer. This gave Enron an incentive to try to create--through a load shift--north-to-south congestion over this transmission line. If Enron could shift load and thereby increase the congestion price, it would be paid the higher price for all 1,000 MW of the FTRs.

The vast majority of Enron's congestion revenues were from Path 26 during July and August 2000, and totaled approximately $33 million for those 2 months for that path alone. This amount represented a considerable profit above the $3.6 million that Enron paid for the Path 26 FTRs, even though (as explained below) it was not able to manipulate the prices of congestion payments.

Enron was generally not able to move the cost of congestion because two large market participants, SoCal Edison and PG&E, often set the price for congestion relief over a large band of load used for congestion relief. Nonetheless, the false schedules that Enron

----------
/15/ It is useful to think of the California system as an hourglass figure, with the two transmission paths connecting the northern and southern zones. During the winter, these paths constrain lower-cost generation in the south from reaching load in the north. Conversely, during the summer, these paths constrain lower-cost generation in the north from reaching load in the south.

Docket No. PA02-2-000         VI-13        Price Manipulation in Western Markets

                                                                      Chapter VI

submitted added unneeded confusion to the already complex congestion management program that the Cal ISO administered. In this manner, Enron harmed the market. It is also important to not view the Enron trading strategies in isolation.

In an FTR Market Report dated December 1, 2000, the Cal ISO states that it actively monitored the FTR market and closely scrutinized Enron's scheduling behavior. The FTR Market Report noted that PG&E's underscheduling of load in the Cal PX day-ahead market could cause or exacerbate north-to-south congestion on Path 26. The Report concluded:

     It is important to note that the [Cal ISO's] examination of bidding behavior has revealed that the primary FTR owners on Path 26 were not the entities causing these congestion and load scheduling patterns. Rather, these patterns are the result of behavior by other load-serving entities. Thus the major FTR holders were the beneficiaries of usage charge revenues resulting from the cost minimizing bidding strategy of load-serving entities in northern California./16/

While Enron's load shift trading strategy by and large did not move the price paid to relieve congestion, Enron nevertheless attempted to raise the price of congestion by artificially scheduling load in the hopes that it could collect higher revenues. This trading strategy was defeated, not by market rules or oversight, but rather by the actions of other companies (primarily PG&E in the north and SoCal Edison in the south) that were underscheduling load, contrary to the market design rules. Both of these behaviors would be prohibited by Staff's recommendation to prohibit submission of false information. Market rules should also be designed to economically discourage infeasible schedules.

Finally, we note that in Mr. McCullough's testimony before the California Committee, he references a letter from a former Enron employee named David Fabian to Senator Boxer. The letter refers to Enron's rights to north-to-south transmission on Path 26. According to Mr. McCullough's testimony, this person "heard" that Enron overbooked the line and that Enron "was allowed to price-gouge at will." Both Staff's analysis and the Cal ISO analysis of the economic impact of this Enron strategy indicate that this allegation is wrong. Additionally, this former Enron employee alleged that this overbooking strategy resulted in 2 days of rolling blackouts in northern California in the summer of 2000. Staff notes that this Enron scheme was designed to increase its congestion revenues. However, there is no

----------
/16/ FTR Market Report, p. 35.

Docket No. PA02-2-000         VI-14        Price Manipulation in Western Markets

                                                                      Chapter VI

evidence to suggest that any of the schemes or other practices discussed in the Enron memos contributed to the blackouts that occurred in California. As a general matter, congestion schemes such as this raise prices but do not factor into actual power flows.

Staff concludes that load shift falls within the definition of gaming because it involves taking unfair advantage of the Cal ISO's or Cal PX's tariffs or rules, "to the detriment of the efficiency of, and of consumers in, the ISO [or PX] Markets."/17/ To the extent that load shift involves creating false congestion or the receipt of excess congestion revenues, it also involved "taking undue advantage of . . . transmission constraints in periods in which exist substantial Congestion."/18/ Finally, since load shift is a prime example of price manipulation, it is also a behavior that makes the Cal PX or Cal ISO markets "vulnerable to price manipulation to the detriment of their efficiency."/19/ In short, we conclude that all companies, including Enron, that engaged in load shift violated at least MMIP 2.1.3.

Price Maximization--Exports

The following two trading strategies involve using exports and imports in some way to sell power where or when it is most valued.

Export of California Power

The trading strategy known as "export of California power" involved buying energy at the Cal PX to export outside of California in order to take advantage of the price spread between the California market (which was capped) and the uncapped markets outside of California.

As noted in our Initial Report, fewer than a dozen entities either admitted to engaging in exports of California power or gave answers other than a denial. However, Staff notes that data indicate an increase in total exports from California during this period.

In narrative responses to the May 8 Data Request, various market participants argue that some of the Enron trading strategies, such as exports of California power, are examples of economically rational behavior, or legitimate arbitrage. They note that the Cal PX, Cal ISO, and the Commission have never implemented market rules prohibiting the export of energy from California. Respondents maintain that exporting power outside of California in order to reach other market opportunities, or to take advantage of a price spread, is good business

----------
/17/ MMIP 2.1.3.
/18/ Id.
/19/ Id.

Docket No. PA02-2-000         VI-15        Price Manipulation in Western Markets

                                                                      Chapter VI

practice. They argue that, from an individual entity's perspective, an export may have provided an optimal business opportunity.

For example, some respondents state that California generators may have wanted to make a long-term sale to avoid being entirely exposed to the California spot markets. Staff notes that, under California's restructuring plan, the three California public utilities were required to buy their energy in the spot market. This created an incentive for entities with in-state generation who desired to enter into forward sales to seek markets outside of California. Also, they simply may have exported spot sales to avoid the price cap in California.

While it may have been a rational economic decision for an individual company to export its power to a market with higher prices, the large amount of exports collectively contributed to the scarcity in California during 2000-2001. The Enron trading strategy called "thin man" (described as the opposite of the strategy called "fat boy") involved submitting a false schedule that artificially decreased load in California and an equal amount of energy exports. Moreover, if entities other than Enron acted in concert on a coordinated basis to implement this strategy, it would represent a form of cooperative corporate behavior with significant ramifications.

Historically, California has relied heavily on generation imports to meet its peak summer needs. However, the summer of 2000 did not follow this pattern. In fact, compared to earlier periods, the total amount of power exported from California during that summer was significantly larger than expected. This anomaly has been the subject of prior reports and studies. For example, a report by the General Accounting Office (GAO) on California restructuring indicated that monthly exports from May through October 2000 were between 40 and 230 percent higher than the same months in 1998 and 1999. Overall, exports were approximately 200 percent higher from May through October 2000 than in the same period in either 1998 or 1999./20/

When California deregulated its retail electric market, the three California public utilities sold their oil- and gas-fired generation assets to other entities that did not have franchised service areas or an obligation to serve particular customers. At the time, this was a unique retail market structure in the West. The differences in retail market structures, including the mandated reliance on the spot market in California, contributed to the regional market problems. A merchant

----------
/20/ U.S. General Accounting Office, Restructured Electricity Markets:
California Market Design Enabled Exercise of Market Power, Report No. GAO-02-828 (released July 2002), p. 32 (GAO California restructuring report).

Docket No. PA02-2-000         VI-16        Price Manipulation in Western Markets

                                                                      Chapter VI

generator who exported power out of California in search of a better price or the opportunity to sell in forward (rather than spot) markets was behaving in a rational economic manner. Existing, vertically integrated utilities in neighboring states still had an obligation to serve their native load from their own generation resources. When it was economical, these utilities also bought generation from California to serve their load or for resale in other Western markets, whichever was most valuable.

Staff concludes that the export trading strategy was largely the result of asymmetrical market rules under which products were sold where they brought the highest price.

Ricochet or Megawatt Laundering

The trading strategy known as "ricochet" or "megawatt laundering" involved one entity buying energy from the Cal PX in the day-ahead market and exporting it to a second entity, which received a fee from the first company. The energy was later sold to the Cal ISO in the real-time market (or as an out-of-market sale)./21/

Ricochets necessarily involve multiple entities, and the responses to Staff's data requests indicate that there was an abundance of willing counterparties. Because both generation and transmission were required, Enron needed others to move power into and out of the Cal ISO system. As noted in our Initial Report, most of the transmission facilities critical for these trading strategies that are directly connected to the Cal ISO system are owned or controlled by nonpublic utility California municipals, including the Transmission Agency of Northern California (TANC) and the City of Los Angeles Department of Water and Power (LADWP).

In addition to California transmission systems not operated by the Cal ISO, Enron also relied on transmission systems in the Pacific Northwest, specifically, those of Bonneville Power Administration (BPA), Avista, and Enron's public utility affiliate, Portland. Transcripts of Portland traders and transmission personnel include detailed instructions by Enron personnel on how the various participants (Portland and Avista) were to record transactions and how to report the various parts of the transactions consistent with NERC requirements and the Commission's regulations.

----------
/21/ If there were insufficient bids in the Cal ISO real-time market, the Cal ISO, as a last resort to procure the resources necessary to operate the system, would purchase energy out of its market. These out-of-market resources were paid their bid, but did not affect the market-clearing price paid to other generators.

Docket No. PA02-2-000         VI-17        Price Manipulation in Western Markets

                                                                      Chapter VI

Entities routinely try to capture profits from price differences that exist between different time periods, e.g., purchasing power in the day-ahead market and selling it in real time. The actual price in the real-time market can be higher or lower than the original price paid in the day-ahead market. Entities that engage in these strategies assume this arbitrage risk where others are unwilling to do so.

During the 2-year review period, this trading strategy could also be used to avoid the price caps that were set in the Cal ISO real-time market. This is because the Cal ISO also bought power out of market at the last minute when there was insufficient supply bid into its market. These out-of-market purchases were typically priced above the price cap. Suppliers knew that the Cal ISO would pay any price in an effort to avoid blackouts. In the Initial Report, Staff concluded that this behavior (raising prices at the last minute, when buyers are unable or incapable of saying no) was not legitimate arbitrage, but was an exercise of market power. We reaffirm this conclusion and view it as inappropriate gaming of the system.

Staff concludes that the ricochet trading strategy, at a minimum, is an example of anomalous market behavior--that is, "behavior that departs significantly from the normal behavior in competitive markets that do not require continuing regulation or behavior leading to unusual or unexplained market outcomes."/22/ Indeed, the MMIP includes as one of the examples of anomalous market behavior "unusual activity or circumstances relating to imports from or export to other markets or exchanges."/23/ In short, Staff concludes that all entities that engaged in the ricochet trading strategy violated at least MMIP 2.1.1.5.

The Enron memoranda indicate that Enron included the generation of other sellers, such as British Columbia Power Exchange (Powerex) and Puget Sound Energy, Inc. (Puget), when employing this trading strategy. In addition, Cal ISO data indicate that during the critical period of the first week in December 2000, 10 market participants may have engaged in this trading strategy and may have generated close to $10 million in profits. The 10 market participants are listed in descending order of potential profits:/24/

----------
/22/ MMIP 2.1.1.
/23/ MMIP 2.1.1.5.
/24/ These transactions represent exports and imports by the same entity; therefore, the screen used by the Cal ISO is very conservative because it does not include transactions in which the import and export legs were performed by two or more parties. (See Issue 3 Chart in Cal ISO's Response to Staff's February 10, 2003 Data Request.)

Docket No. PA02-2-000         VI-18        Price Manipulation in Western Markets

                                                                      Chapter VI

o    Puget Sound Energy

o    Powerex or British Columbia

o    Avista Energy Inc.

o    Los Angeles Department of Water and Power

o    PacifiCorp

o    Enron Energy Services, Inc.

o    Portland General Electric

o    Bonneville Power Administration

o    Arizona Public Service Corporation

o    Idaho Power Company (also referred to as Ida Corp.)

Staff concludes that, to the extent these 10 market participants used exports from California prior to real time in order to withhold generation until the last minute for sales to the Cal ISO, such activity is an exercise of market power and a violation of the Cal ISO tariff.

Staff recommends that the potential ricochet transactions of the 10 entities listed in this section be part of the show cause order discussed later in this section.

Trading Strategies Based on False Information

The following trading strategies are all premised on submitting false information schedules. One trading strategy, fat boy, was designed to offset the bidding strategies of the California public utilities. In addition, this strategy itself did not affect market outcomes. The other trading strategies are all attempts to fabricate transactions for profit and to change market outcomes.

After the Staff Initial Report was released, Jeffrey Richter, an employee of Enron and the manager of the Short-Term California trading desk in 2000, pleaded guilty to several counts. The February 3, 2003 Plea Agreement states that he and other individuals at Enron agreed to devise and implement fraudulent schemes through the California spot markets. In this regard, the schemes required them to submit false information to the Cal ISO in the electricity and ancillary services markets. The Plea Agreement states the following:

     Among other things, we knowingly and intentionally filed energy schedules and bids that misrepresented the amount and geographic location of the load we intended to serve. We

Docket No. PA02-2-000         VI-19        Price Manipulation in Western Markets

                                                                      Chapter VI

     did so for the purpose of increasing the appearance of congestion on transmission lines, increasing the market price for congestion fees for transmission between zones, earning congestion payments that otherwise would not have been available, and increasing the values of our FTRs (which only generated revenue when congestion existed).

     We also submitted bids to supply ancillary services that we did not have, or did not intend to supply, in the ISO's day-ahead ancillary services market. The bids we submitted contained fabricated information regarding the source and nature of the ancillary services we proposed to supply to the ISO. Once the bids were accepted, we would cancel our obligation to supply the ancillary services by purchasing them in the ISO's hour-ahead ancillary services market. Enron would then profit by capturing the difference in price between the two markets.

Fat Boy (or Inc-ing Load)

The fat boy trading strategy involved a scheduling coordinator, such as Enron, artificially increasing ("inc-ing") load on the schedule it submits to the Cal ISO to correspond with the amount of generation in its schedule./25/ Under California market rules, all schedules submitted to the Cal ISO had to be balanced (i.e., load and generation had to be equal). The company then dispatched the generation it scheduled, which was in excess of its actual load. This resulted in the Cal ISO paying the company for the excess generation at the clearing price established in the real-time market./26/

Staff emphasizes that this trading strategy was conceived and used in response to the procurement strategy used by the three California public utilities, which itself was a response to the unintentional interplay of Cal PX and Cal ISO market rules. The Cal PX, as the scheduling coordinator for the three California public utilities, was required to send the Cal ISO a schedule that balanced an equal amount of generation and load. The Cal PX day-ahead market cleared before the Cal ISO market, which was capped at various levels (depending on the date). Under the original California restructuring program, PG&E and the two other California public utilities were supposed to "bid all

----------
/25/ An Enron strategy with the opposite market effect was called thin man, in which a load is artificially reduced and a corresponding amount of generation is exported out of California.
/26/ Staff performed an electronic search of the Enron transaction database (Enpower) with an explicit reference to "fat boy." This search produced approximately 100 transactions predominantly in coordination with the Cities of Glendale and Redding, California and Valley Electric.

Docket No. PA02-2-000         VI-20        Price Manipulation in Western Markets

                                                                      Chapter VI

of their generation into the Power Exchange and satisfy their need for electric energy on behalf of their full service customers with purchase made from the Exchange" (D.95-12-063). California required this buy-sell procedure in order to: (1) provide price transparency, (2) mitigate market power and reduce the burden of regulatory issues, (3) ensure that customers would receive the benefit of competitive market prices, and (4) provide sufficient depth to the PX such that its market signals could be relied on as a benchmark.

In an effort to minimize their procurement costs under the California market rules, the three California public utilities, especially PG&E, habitually underscheduled their load in the Cal PX market. In other words, they would only buy energy in the Cal PX market that was priced at or below the capped Cal ISO real-time market, relying on the fact that residual load could be supplied in the Cal ISO real-time market at capped prices. PG&E's strategy involved a deliberate attempt to push the Cal PX price below the capped price in the Cal ISO real-time market./27/

PG&E's load makes up a significant portion of the load in California. Its load represents approximately 85 percent of the demand in northern California, the NP15 zone. Therefore, PG&E's decisions on how to bid its demand have a significant impact on both buyers and sellers in the market. Due to PG&E's large size, changes in the company's bidding behavior that represented a shift from the market design not only caused uncertainty and volatility but also greatly influenced a number of market outcomes, including market-clearing prices. The most obvious problem was shifting a large percentage of its load out of the Cal PX day-ahead market, causing the load to be met with the Cal ISO's real-time market, resulting in increased reliability problems.

Bid data submitted by PG&E to the Cal PX on August 26, 2000 demonstrated its bidding strategy. PG&E's expected load between 12:00 and 1:00 p.m. was 9,060 MW. PG&E's bid indicated that it was only willing to purchase its total expected load if the price was less than or equal to $75/MW in that hour. As the Cal PX price increased, PG&E was willing to purchase decreasing amounts. For example, if the expected price rose to $200/MW, PG&E was only willing to purchase half of its total expected load (4,530 MW). Because the actual clearing price in NP15 that hour was $249.39/MW, PG&E actually purchased 3,813 MW in the Cal PX. As a result, the

----------
/27/ As initially proposed in the November 1, 2000 Order and as adopted in the December 15 Order, the Commission halted the practice of near-total reliance on the spot market to allow the three California public utilities to procure a more balanced portfolio and to procure resources under long-term contracts.

Docket No. PA02-2-000         VI-21        Price Manipulation in Western Markets

                                                                      Chapter VI

remainder of PG&E's load (5,242 MW) would have to be served by purchases in the Cal ISO's real-time market. Due to this bidding strategy, an equal amount of supply was not committed in the Cal PX day-ahead market.

The obvious short-term effect of PG&E's bidding strategy was to reduce the amount of load in the Cal PX day-ahead market, which reduced the price for every megawatt purchased in that market. However, this bidding strategy had the opposite effect on the Cal ISO real-time market. By increasing the amount of load served by the Cal ISO's real-time market, the price for every megawatt served increased. Due to PG&E's large size, its actions caused the market prices to move up and down appreciably.

Another disruptive market outcome caused by PG&E's bidding strategy occurred in December 2000. During this period, other market participants were willing to pay more for energy in the Cal PX market, which resulted in PG&E's transition from a net buyer of generation (including its own resources bid into the market) to a net seller. In other words, PG&E's bidding strategy resulted in the loss of its own generation to buyers, including out-of-state entities. This, of course, resulted in an even greater amount of PG&E load relying on service from the Cal ISO in real time. According to PG&E, after it began losing its own generation to other buyers, it sought California Public Utilities Commission (CPUC) support to use an alternative bidding approach to keep its own low-cost generation for its retail customers. Even after discussions with CPUC President Lynch's office and the head of the Energy Division, it did not receive support to use the alternative bidding approach. Furthermore, the Cal ISO raised new reliability concerns./28/ Only after the FERC lifted the requirement that utilities sell their generation into the Cal PX market on December 15, 2000 was PG&E able to keep all of its own generation and contracts to meet its customers' demand.

While this procurement strategy attempted to minimize the public utilities' wholesale electricity costs, underscheduling caused chronic operational and reliability problems for the Cal ISO (as documented in numerous filings with the Commission). The Cal ISO's real-time market was designed to supply only the small amount of energy (less than 5 percent) needed to constantly balance generation with actual load. Chronic underscheduling in the Cal PX day-ahead market transformed this "balancing" market into an energy commodity market that served far more load than it was designed to supply. The uncertainty of not knowing how to supply a much larger percentage of

----------
/28/ PG&E e-mail dated January 30, 2001 (p. 0221) of their response to Staff's data request.

Docket No. PA02-2-000         VI-22        Price Manipulation in Western Markets

                                                                      Chapter VI

the load until real time caused considerable reliability problems for the Cal ISO. In short, California load-serving entities were using the real-time market for a purpose for which it was not intended.

Shifting load out of the day-ahead market into the real-time market put additional market pressure on the Cal ISO. When insufficient supplies were available in the Cal ISO real-time market, the Cal ISO was forced to procure necessary supplies through out-of-market purchases that were not subject to a price cap. The uncertainty of this last-ditch effort to procure necessary resources was significant. In addition, the end result was that energy prices in real time were often much higher than the Cal PX clearing price. The effect of both the higher Cal ISO clearing prices and the still higher out-of-market prices was felt by all load-serving entities until December 8, 2000, when the Commission issued its Order Accepting Tariff Amendment on an Emergency Basis. On that date, the Cal ISO made an emergency filing to amend its tariff in an effort to curb the underscheduling problem and to protect the reliability of the system. After this order, only entities that underscheduled or caused the imbalance were directly assigned the costs of out-of-market purchases.

In its filing, the Cal ISO stated that it had been forced to declare Stage 2 Emergencies for the previous 4 days, and saw no immediate relief. The Cal ISO requested three tariff modifications as follows: (1) increase the amount of generation in the real-time market by allowing bids above the then-current $250 cap (such bids would not set the market-clearing price); (2) assess penalties (twice the highest price paid by the Cal ISO) against generators that refused to operate in response to a Cal ISO dispatch instruction and, if firm load was curtailed, an additional penalty of $1,000/MWh for energy a generator failed to deliver; and (3) underscheduling entities such as PG&E would be allocated the highest priced energy and out-of-market purchases. Given the extraordinary circumstances, the urgency of the request, and the overriding reliability concerns, Commission acted immediately to accept the Cal ISO's proposed tariff changes.

The fat boy trading strategy was a response to this underscheduling problem. Under California market rules, all scheduling coordinators (e.g., Cal PX and others, such as Enron) were required to submit to the Cal ISO day-ahead schedules that were balanced. The fat boy trading strategy was a way to preschedule on a day-ahead basis an imbalance sale in the Cal ISO's real-time market. While neither underscheduling nor inc-ing load was an intentional part of California restructuring, it is clear to Staff that underscheduling was of far greater concern to the Cal ISO, no doubt because it led directly to reliability problems. Indeed, some of the respondents informed Staff that the Cal ISO

Docket No. PA02-2-000         VI-23        Price Manipulation in Western Markets

                                                                      Chapter VI

actually helped them to engage in the fat boy trading strategy by providing them with artificial or simulated load and delivery points. For example, an entity with only generation and no load could not submit a balanced schedule to the Cal ISO. According to Reliant, the Cal ISO created an artificial load point that enabled Reliant to submit a balanced schedule to the Cal ISO.

Enron's use of the fat boy trading strategy did not set the market-clearing price in the Cal ISO's real-time market. Under California market rules, entities are price takers for the amount of generation in excess of actual load; that is, they are paid the clearing price that is established in the Cal ISO market./29/ Nevertheless, the submission of false schedules, and the Cal ISO's encouragement of such fabrications to circumvent the balanced schedule rule, would be prohibited under Staff's recommendations in the Initial Report. The Initial Report included a recommendation that all tariffs for market-based rates include an express prohibition against submitting false information. In addition, all open access transmission tariffs should be amended to include this prohibition. Flawed market rules that are not working as intended should be amended by the Commission, not circumvented by market participants. More significant was the elimination of the market rule that held the three California public utilities in the spot market. As stated in the Initial Report, allowing a greater use of forward contracting resulted in far less reliance on the spot market, thus reducing the economic incentive for this trading strategy.

While Staff has concluded that the fat boy trading strategy alone did not set the market-clearing price in the Cal ISO's real-time market, and may in fact have been encouraged by at least one Cal ISO employee, this trading strategy nonetheless involves the deliberate submission of false information and falls within the scope of the antigaming provision because it necessarily involves taking "unfair advantage" of the Cal ISO's rules and may otherwise have made the "ISO Markets vulnerable to price manipulation to the detriment of their efficiency."/30/

----------
/29/ The day-ahead and real-time imbalance pricing during May 20-23, 2000 illustrates this trading strategy. Unexpected high loads occurred on May 20-21, which caused prices in the Cal ISO real-time market to reach the $750 price cap while the Cal PX day-ahead prices were in the $40 to $50 range. Reacting to these prices, Enron and British Columbia Power Exchange Corporation overscheduled between 1,000 and 2,000 MW of generation as "price takers" in the Cal ISO real-time market on May 22. Because the Cal ISO market continued to exceed the Cal PX day-ahead prices, the fat boy strategy was profitable relative to selling in the Cal PX. On May 23, 2000, these two scheduling coordinators continued to overschedule more than 1,000 MW in the Cal ISO imbalance market. However, the Cal ISO's market dropped to the $200 range, while prices in the Cal PX rose to the $300 to $500 range. Thus, this overscheduling strategy ceased, for a time, to be profitable relative to selling in the Cal PX.
/30/ MMIP 2.1.3.

Docket No. PA02-2-000         VI-24        Price Manipulation in Western Markets

                                                                      Chapter VI

Underscheduling by the Three California Public Utilities

California public utilities submitted false schedules when they knowingly underscheduled their loads to the Cal PX. Their underscheduling violated the California restructuring plan and the antigaming provisions of the Cal ISO and Cal PX tariffs. Both of these conclusions are true irrespective of the fact that the California public utilities viewed this practice as a cost minimization strategy. While the Commission has the authority to order disgorgement of profits, there are no profits to disgorge from a price-reducing strategy.

Cal ISO Actions

Staff is also concerned that a review of certain Cal ISO reports indicates a complacency with the submission of false schedules, such as in the fat boy trading strategy. The Cal ISO issued a report by its Department of Market Analysis entitled, "Did Any of Enron's Trading and Scheduling Practices Contribute to Outages in California?" This report, which was reviewed by the Market Surveillance Committee, addressed issues raised by Robert McCullough before the California Committee. The report concludes that, based on data available to the Cal ISO, the Enron practices reviewed by Mr. McCullough did not cause the blackouts during the winter of 2001. Rather, the blackouts were caused by a combination of the limited supply of energy that was made available to the Cal ISO and limited transmission capacity available to deliver energy from southern to northern California.

Within this context, an addendum to the report discusses the fat boy trading strategy. Again, the Cal ISO report criticizes Mr. McCullough's previous analysis, but in doing so, the Cal ISO appears to view this strategy as benign or even helpful because it "simply has the effect of reducing the Cal ISO's projected demand for imbalance energy that must be procured by the Cal ISO to meet real time load." The Cal ISO also describes how, in performing its daily operations (such as system load projections and reserve requirements), it ignored the false information contained in the schedules submitted by Enron and others. The report seems to indicate that the Cal ISO was aware of the false underscheduling by the California public utilities and the counterbalancing effects of the false overscheduling of load by Enron and others.

Because the Cal ISO is the control area operator of the transmission grid, it is imperative that the Cal ISO identify poorly designed market rules and make filings with the Commission proposing solutions. However, the Cal ISO must implement the Commission-approved

Docket No. PA02-2-000         VI-25        Price Manipulation in Western Markets

                                                                      Chapter VI

rules until they are changed, as all other public utilities are required to do.

Transmission Congestion Strategies

Non-Firm Exports, Death Star, and Wheel-Out

In this section, we examine three Enron trading strategies known as "non-firm exports," "death star," and "wheel-out," along with similar variations./31/ All are designed to generate payments for relieving transmission congestion by "fooling" the Cal ISO's computerized congestion management program. These trading strategies generally involved scheduling transmission in the opposite direction of congestion, and thereby getting paid for the counterflow. They are all premised on imaginary transactions that are nonetheless eligible for congestion payments from the Cal ISO.

As described in the May 8, 2002 Data Request, in death star a company schedules energy in the opposite direction of congestion (counterflow), but no energy is actually put onto the grid or taken off of the grid. This trading strategy has been the subject of hearings in California. In a wheel-out, a company, knowing that an intertie is completely constrained (that is, its available capacity is set as zero) or out of service, schedules a transmission flow over the facility, knowing that the schedule will be cut and that it will receive a congestion payment without actually sending energy over the facility. In a non-firm export, a company gets a counterflow congestion payment from the Cal ISO by scheduling non-firm energy from a point in California to a control area outside of California and cutting the non-firm energy after it receives such payment.

As discussed in the Initial Report, the first instance of these trading strategies occurred on May 25, 1999. On that day, Enron scheduled an infeasible transaction in the Cal PX market across an intertie between southern California and Nevada. Because this schedule called for 2,900 MW to go across a line with only 15 MW of available capacity, it triggered the Cal ISO's congestion management procedures. A later investigation into this incident by the Cal PX resulted in a cash settlement by Enron.

----------
/31/ Related schemes that are referenced in documents other than the Enron memoranda include "black widow," "red congo," and the "Forney perpetual loop."

Docket No. PA02-2-000         VI-26        Price Manipulation in Western Markets

                                                                      Chapter VI

However, according to the Enron memoranda, these trading strategies became more complex and included the participation of other entities. The counterparties were used primarily to schedule parts of the transactions or to use transmission facilities outside the Cal ISO's control area in order to hide the transaction.

In fact, no energy flowed because the schedule began and ended at the same location. Noninvestor-owned California utilities, such as the Northern California Power Agency and LADWP, were also particularly crucial to these strategies because they own and control transmission facilities that interconnect with the Cal ISO's system but are outside the control of the Cal ISO, which was crucial in helping to avoid detection.

Staff notes that in its response to the May 8, 2002 Data Request, Powerex states that there is a structural flaw in the Cal ISO's congestion management software that prevents the software from recognizing that a tie is out of service. Powerex claims that it has a standing practice of maintaining adjustment bids at interties to relieve congestion. The Cal ISO occasionally requested Powerex to remove its adjustment bids when the Cal ISO intended to take the line out of service. However, if the Cal ISO did not provide such advance notice, Powerex would receive a congestion payment. Powerex states that it is unable to identify such payments.

In a March 15, 2001 e-mail from an Enron employee to the Enron Portland shift, he describes a new strategy for taking power from southern California to northern California using the Silverpeak intertie with the Sierra Pacific Power Company system as part of the transmission path. There is no indication from this e-mail that Sierra Pacific is aware of the import/export strategy. However, the following quote from the e-mail is interesting:

     Also do not sell to a marketer (especially POWEREX) without sleeving. We do not want anybody else to know about the path. If Powerex sees this I guarantee that they would try to schedule this and we do not want competition.

The Cal ISO report identifies Powerex, along with Coral Power, LLC (Coral) and Sempra Energy Trading Corporation (Sempra), as the largest recipients of revenues from this type of activity.

In addition, TransAlta described several transactions that have certain operational elements common to these Enron trading strategies. Unlike the Enron trading strategies, however, the TransAlta transactions actually moved power. For example, what TransAlta calls

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

                                                                      Chapter VI

"recirculation" was a way to move energy supply from southern California to northern California when the Cal ISO-controlled transmission path between these regions was fully subscribed. TransAlta would move the energy to the northwest using its transmission rights over non-Cal ISO facilities and then import the power into northern California. At times, the Cal ISO actively sought the assistance of TransAlta in implementing these energy transfers.

TransAlta was very helpful and aided Staff's understanding of different variations of the strategies by volunteering a significant amount of information. While TransAlta used a very broad reading of Staff's data requests and was very cooperative, many respondents took the opposite approach. In fact, some entities used such a narrow interpretation of the questions about the Enron strategies that, if Enron were to use these interpretations, it would not admit to using its own strategies.

An example is Sempra. Sempra denied engaging in the Enron strategies in its original May 22, 2002 response. On October 4, 2002, the Cal ISO issued a report prepared by the Department of Market Analysis, "Analysis of Trading and Scheduling Strategies Described in Enron Memos." This report was provided to regulatory and law enforcement agencies on a confidential basis. On January 6, 2003, the Cal ISO released the report publicly and posted it on its Web site. The report was intended to (1) indicate how extensively the Enron trading strategies may have been used by Enron and others and (2) identify specific schedules and transactions that could be further investigated. The report identifies Sempra in connection with its analysis of the following Enron trading strategies: wheel-out, scheduling energy to collect congestion charges, death star, and get shorty. The analysis indicates that Sempra was among the top three in all these categories and potentially generated more revenues than Enron in each strategy.

In a letter dated January 15, 2003, Sempra informed Staff that nothing in the Cal ISO report suggests that Sempra engaged in the Enron strategies. The Sempra explanation of how they could not have engaged in wheel-out illustrates our point.

The Enron memos describe wheel-out as a simple strategy that took advantage of a market design flaw. Knowing that an intertie is completely constrained or out of service, a company schedules a transmission flow over the facility. This strategy generates revenue because the schedule will be cut and it will receive a congestion payment without actually having to send energy over the facility. The Cal ISO report focused on revenues on out-of-service tie points only. In its defense, Sempra states that while it did submit schedules over a

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

                                                                      Chapter VI

facility even after it received notification of constraints on a facility, the Cal ISO notices are only for "informational purposes" and their accuracy cannot be relied on. Next, Sempra explains that it would only receive a payment if the Cal ISO actually cut its schedule. However, a payment can and should be expected when a line is out of service, which is all that the Cal ISO report focused on. Sempra concludes by stating:

     Thus, that [Sempra] may have received certain counterflow payments in connection with schedules or adjustment bids on tie points that were out of service, in no way suggests that [Sempra] submitted those schedules or bids knowing that the schedule would be cut and that it would receive a congestion payment without actually having to send energy over the facility.

Sempra wants Staff to believe that it ignored the fact that a facility was out of service, scheduled power over that facility anyway, and was shocked that it actually made money. Using this rationalization, not even Enron could be accused of engaging in the wheel-out trading strategy.

This lack of cooperation is not limited to jurisdictional public utilities. For example, the city of Glendale, California (Glendale) also denied any knowledge of the Enron strategies in its May 31, 2002 response to Staff's data request. On January 16, 2003, Glendale submitted a supplemental response maintaining that Glendale did not knowingly engage in the Enron trading strategies. However, included in the submittal are two memos (one from Enron and one from Coral) that were found during an internal review; these memos describe many of the Enron trading strategies in detail. They also describe the steps Glendale needs to take to implement the strategies in conjunction with Enron.

Under the heading "Phantom Ancillary Services," the Coral memo details how Glendale can bid capacity for day-ahead ancillary services when the capacity is not actually available. The memo describes Glendale's ability to use its non-Cal ISO transmission rights to "play" the Cal ISO system. Another strategy is called "detrimental price plays in ISO." Because both Glendale and Coral have load within California, this strategy involves phantom trades between the two in order to capture differences in energy prices between zones and congestion payments.

Glendale's continued denial of any knowledge of the Enron trading strategies is not supported by the evidence it submitted or the evidence

Docket No. PA02-2-000         VI-29        Price Manipulation in Western Markets

                                                                      Chapter VI

in the Enron e-mails described elsewhere in this chapter. For example, an Enron e-mail dated February 17, 2000, from an Enron employee to the Enron Portland shift, states the following:

     GLENDALE--we have been getting few opportunities to do profit sharing transactions with certain members of their staff. We need to let [Enron employee name] and myself know when we call to get them involved and they have no interest. Their manager wants to do this every time we see fit. Everyone needs to know why they don't want to play.

The city of Redding, California (Redding) is also discussed in the Enron e-mails as participating in the congestion relief scheme known as "red congo." In one e-mail to the Enron Portland shift, it is advised that red congo is a new marketing arrangement to relieve congestion that also uses Pacificorp West as the northwest utility that moves energy from south to north from the Cal ISO. Part of the scheme uses Redding's existing rights on non-Cal ISO transmission and a series of sales and purchases between the parties. This e-mail also notes the following: "Redding is on board with this strategy as is Pacificorp."

This preponderance of evidence suggests that nonjurisdictional entities such as Redding and Glendale were associated with Enron in executing the trading strategies in a willful and knowing manner.

These trading strategies would not be possible if a single comprehensive congestion management system were implemented in the West, as Staff recommends. In addition, artificial congestion or congestion relief would violate Staff's recommended tariff language prohibiting false schedules and information.

Staff concludes that the transmission congestion strategies not only involve gaming, but also may fall into the category of anomalous market behavior because they are departures from normal behavior in competitive markets and lead to unusual or unexplained market outcomes./32/ Staff emphasizes that Enron, in conjunction with other parties, took intentional advantage of the market rules in creating and implementing these trading strategies. The Cal ISO Report, as discussed earlier, identifies Powerex, Coral, and Sempra as the largest recipients of revenues for such strategies.

----------
/32/ MMIP 2.1.1.

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

                                                                      Chapter VI

Ancillary Services Strategies

Get Shorty

As described in the May 8, 2002 Data Request, the "get shorty" trading strategy involves the "paper trading" of ancillary services. Ancillary services include various types of generation capacity that are held in reserve for use in a contingency situation, such as the loss of a critical generation or transmission facility (e.g., replacement reserves). These services are required by the Cal ISO in order to reliably operate its system and to meet various operational standards.

In this trading strategy, Enron would commit to provide the ancillary services in the Cal PX's day-ahead market and then cover its position by purchasing those services in the Cal ISO's hour-ahead market. There is a legitimate profit motive here: to sell high in the day-ahead market and buy back at a lower price in the real-time market. Staff notes that Cal ISO Tariff Amendment No. 4, which the Commission accepted for filing,/33/ permits the buyback of ancillary services as a legitimate form of arbitrage.

At one point a Cal ISO employee attempted to stop the buyback by setting a high market-clearing price. In this incident, which was examined by the California Committee, a former Cal ISO employee attempted to stop market participants from buying back ancillary services in the hour-ahead market at a low price. Transcripts from a recorded phone conversation indicate that the Cal ISO employee contacted an Enron trader and suggested that he submit a bid of $91.86 in order to set the market-clearing price at the then-current ceiling price. Following the conversation, the Enron trader did submit a bid at the maximum rate. The incident appears to be an isolated case.

The original Enron memoranda indicate that its traders committed to sell ancillary services without actually having the ancillary services on standby (which is why the trading strategy is also called paper trading). Because entities are required to identify the source of the ancillary services (that is, the specific generating unit), Enron's traders submitted false information to the Cal ISO. It is this aspect of the trading strategy--the deliberate submission of false information to the Cal ISO--that distinguishes it from permissible arbitrage activity. An e-mail dated January 11, 2000 from an Enron employee to the Enron Portland shift explains how Enron will take a more aggressive strategy

----------
/33/ California Independent System Operator Corporation, 82 FERC (p) 61,327
(1998).

Docket No. PA02-2-000         VI-31        Price Manipulation in Western Markets

                                                                      Chapter VI

(currently used with Glendale) to bid into the day-ahead ancillary services market without the necessary resources (i.e., paper trading of ancillary services).

The Initial Report concluded that, to the extent that this trading strategy involves deliberately supplying false information, the practice should also be prohibited.

The Cal ISO analysis reporting on this trading strategy notes the difficulty of determining whether resources were actually available when ancillary services were sold in the day-ahead market, especially when the resource is imported from another control area into the Cal ISO's control area. In an attempt to quantify the potential extent of this practice, the Cal ISO summarized the total amount of ancillary services sold back to the Cal ISO in the hour-ahead market. These data indicated that four entities were far more active than Enron, which had net sales of $5 million. These entities, in order of magnitude, are Coral Power, LLC ($17.1 million), Sempra Energy Trading Corporation ($13 million), Avista Energy Inc. ($11.8 million), and Modesto Irrigation District ($10.3 million). These four entities and Enron had a total net gain of more than $57 million.

As discussed in the final section of this chapter, these entities may not have acted independently. In fact, evidence recently produced by Enron in response to Staff data requests indicates that the buyback of ancillary services by certain entities may have been coordinated under the direction of Enron under business alliances. For example, in an Enron document entitled "Washington Water and Power (now Avista) Ancillary Services Information," the pricing arrangement states the following: "All Capacity revenue will be divided between WWP and [ENRON] in the following ratio: 75 percent to Washington Water and Power and 25 percent to Enron Power Marketing Inc." Following a similar description for splitting energy revenue, the document states that: "WWP understands this concept and prices accordingly."

An Enron e-mail dated June 5, 2000 describes the results of the joint effort and details "a summary of money made on ancillary services for the month of May" as follows:

                Customer                  Total Amount     Enron Amount
                --------                  ------------     ------------
Colorado River
Commission                                 $ 401,770         $220,885
City of Glendale                             608,520         $150,135
Valley Electric Association                  $56,038         $ 14,010
El Paso Electric Company                      $2,000             $500
                                           ---------         --------
TOTAL                                      $1,068328         $365,530
                                           =========         ========

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                                                                      Chapter VI

Another e-mail dated November 5, 1999 to the Portland shift (with the subject line "DEAL ENTRY ERRORS") explains the consequences of such mistakes from both management's and the customer's perspective. For example, the e-mail states:
"This morning our book showed us losing $51,000 because the Redding profit sharing deal was incorrectly entered" Another customer complaint is explained as follows: "We have had to explain to EPE why they received only expost for their exercised ancillary services deal (it's because we had a zero exercise price in the hour ahead bid to the Cal ISO)." In the final section of this chapter, Staff makes further recommendations for further investigations of these and similar relationships.

Finally, Staff notes that this trading strategy was used more widely by other entities than indicated by the responses to our data request. Certain entities, through a very narrow reading of the question, were not forthcoming in their responses. Sempra's response is one example.

As explained in the Enron memo, the paper trading strategy involves the following: (1) a sale of ancillary services in the day-ahead market and (2) the next day, in the real-time market, the company "zeroes out" the ancillary services by canceling the commitment to sell and buying ancillary services in the real-time market to cover its position. The critical element here is that companies could commit to sell on a day-ahead basis without having capacity available and fulfill their obligation by buying this service from the Cal ISO in the hour-ahead (real-time) market.

The Sempra original response states: "[Sempra] did not sell ancillary services in the day-ahead market and later cancel its commitment to do so in the real-time market." It adds that there is nothing in the Cal ISO report and contradicts this statement because the clause "canceling commitments in the real-time market" is not mentioned. Sempra also argues that the Enron memo and Staff data request incorrectly refer to a buyback in the real-time market (rather than the hour-ahead market); therefore, it correctly denied engaging in the strategy.

In spite of this denial, Sempra has stated that it adjusted its ancillary service schedules in the hour-ahead market based on, among other things, market opportunities. However, this does not address the real question: was this revenue earned by legitimate arbitrage or through submitting a false schedule (i.e., committing capacity it did not have on a day-ahead basis). Once again, using Sempra's reading of the data request, not even Enron could be accused of engaging in the trading strategy. Staff notes that the preliminary screen used in the Cal ISO report shows that Sempra earned over $13 million, which is more than

Docket No. PA02-2-000         VI-33        Price Manipulation in Western Markets

                                                                      Chapter VI

twice the amount that Enron earned ($5 million). Staff notes that, according to the Cal ISO report, Coral Power, LLC, Avista Energy Inc., and Modesto Irrigation District of California also earned more than Enron.

Staff concludes that the get shorty trading strategy falls within the scope of the antigaming provision because it makes the Cal ISO or Cal PX markets vulnerable to price manipulation./34/ According to the Cal ISO report discussed in this chapter, Coral Power, Sempra, Avista Energy, and Modesto Irrigation District of Northern California, as well as Enron, had a total net gain of more than $57 million from the get shorty trading strategy.

Selling Non-Firm Energy as Firm Energy

As described in the Initial Report, in this trading strategy a company deliberately sells or resells what is actually non-firm energy to the Cal PX, while claiming that it is firm energy.

NERC prohibits this practice since it violates NERC's existing interchange rules. However, the Enron memoranda attempt to justify this trading strategy on the grounds that it supposedly brought additional supply to California with no apparent impact on Cal PX energy prices. The Enron memoranda also explain that Enron was subject to financial risk because, if the non-firm energy supply were cut, Enron would have to cover its position by purchasing that energy in the Cal ISO's real-time market as a price taker.

Staff finds this rationalization to be particularly troubling because Enron attempted to legitimize deception, the deliberate submission of false information, and actions that NERC expressly prohibited. This is a key example of why Staff is recommending an explicit prohibition against providing false information.

This trading strategy also compromises reliability because non-firm energy improperly represented to be firm energy is not backed up with reserve generation by the supplying party. This problem is made worse when non-firm energy is imported into another control area. The receiving control area will not procure reserves for the import under the illusion that the supplying party is responsible for providing adequate generation reserves. Because this Enron trading strategy usually involved a purchase, it is difficult to detect absent the reporting of the entity selling the non-firm energy to Enron.

----------
/34/ MMIP 2.1.3.

Docket No. PA02-2-000         VI-34        Price Manipulation in Western Markets

                                                                      Chapter VI

Recommended Commission Responses

The Enron trading strategies that were based on false information and that had an adverse effect on the markets are encompassed within the MMIP protocol of the Cal ISO and Cal PX tariffs. Therefore, Staff recommends that the Commission initiate show cause proceedings for the companies listed in this chapter, with disgorgement of unjust profits associated with the various transmission congestion strategies (e.g., non-firm exports, death star, and wheel-out), load shift, ancillary service sales without the necessary resources, megawatt laundering, and selling non-firm energy as firm energy. These proceedings should involve both public and nonpublic utilities that engaged in these strategies under the Cal ISO and Cal PX tariffs.

We emphasize that the trading strategies--while bearing Enron's name--were not limited to Enron but appear to have been widely engaged in by numerous parties. Indeed, it would appear to Staff that the majority of public utility entities, and some nonpublic utilities, engaged in at least some of the trading strategies some time during the 2-year review period. The cumulative effect of this prevalent alleged misconduct is that customers did not pay just and reasonable rates for wholesale electricity. This is because the trading strategies as a whole adversely affected the operations of Cal ISO or Cal PX markets and the calculation of the market-clearing price, which is dependent on participants engaging in bidding practices consistent with the Cal ISO and Cal PX tariffs and market rules, and not gaming the system or otherwise taking undue advantage of market rules.

All of the market participants identified in the Cal ISO study by its initial screen should be required to show cause why their behaviors did not constitute gaming in violation of the Cal ISO and Cal PX tariffs, with disgorgement of unjust profits associated with the violations or other appropriate remedies. Those market participants are as follows:

o    Sempra

o    San Diego Gas & Electric

o    Morgan Stanley Capital Group

o    Coral Power, LLC

o    Powerex or British Columbia

o    Enron Power Marketing Inc. and its affiliate, Enron Energy Services Inc.

o    Avista Energy Inc.

Docket No. PA02-2-000         VI-35        Price Manipulation in Western Markets

                                                                      Chapter VI

o    Pacific Gas and Electric Company

o    American Electric Power Services Corporation

o    Duke Energy Trading & Marketing

o    Mirant (previously known as Southern Company Energy Marketing, L.P.)

o    Cargill-Alliant, LLC

o    Idaho Power Company

o    Puget Sound Energy

o    Dynegy

o    PGE Energy Services

o    Calpine Corporation

o    Modesto Irrigation District

o    City of Glendale, California

o    City of Azusa, California

o    City of Riverside, California

o    City of Pasadena, California

o    City of Vernon, California

o    Salt River Project

o    Reliant

o    Arizona Public Service Company

o    Williams Energy Services Corporation

o    PacifiCorp

o    Automated Power Exchange

o    Bonneville Power Administration (BPA)

o    Portland General Electric

o    Los Angeles Department of Water and Power (LADWP)

o    Aquila

o    Southern California Edison

o    Citizens Electric

o    Constellation Power Service

o    Sierra Pacific Power Company

Docket No. PA02-2-000         VI-36        Price Manipulation in Western Markets

                                                                      Chapter VI

Staff also recommends that the Commission require the Cal ISO to provide transaction data that its analysis identified. The Cal ISO should also fully explain the screen that was used to identify the subject transactions. This information should also be made available publicly.

Enron's Business Model

In addition to the trading strategies discussed, Enron also created a marketing program based on the use of other entities' assets, thus avoiding large capital expenditures and the risk of owning its own resources. Business opportunities under Enron's business model were focused on smaller utilities, such as public utility districts, municipalities, qualifying facilities, and cogeneration facilities. Enron, using partnerships or alliances with others, gained market share, acquired commercially sensitive data, shared decisionmaking authority, and promoted reciprocal dealings and equity sharing of profits, among other things.

A company's business strategy is obviously devised by top management. In Enron's case, the business model is described in Enron documents from a 30,000-foot view as "Skilling's `Enron Network' story." Enron formed business alliances or partnerships without filing the agreements with the Commission as required under its market-based rate authorizations. Its promotional literature entitled "Why customers choose Enron" was intended to convince others that using Enron, with its market knowledge of complicated markets such as in California, was a good business decision. Using Enron would save these entities labor and systems costs. Most importantly, using Enron would be profitable.

Under this business model, the nature of Enron's interaction with its business partners developed over time under a flexible master contract. For example, Enron/35/ would first offer "consulting" services that allowed entities to outsource certain tasks rather than manage these tasks themselves. Enron gradually developed these relationships by expanding its services in an attempt to effectively control the assets of others in the decisionmaking process. Enron's compensation for these "services" usually started with a fee structure (e.g., a charge/MWh for

----------
/35/ From the documents in Staff's possession, it would appear that Enron may have used its jurisdictional and nonjurisdictional affiliates interchangeably; that is, at times, its nonjurisdictional companies performed the functions of jurisdictional companies. To the extent that a nonjurisdictional Enron affiliate in fact performed jurisdictional services, it was operating in the absence of a filed rate schedule and was in violation of the Federal Power Act. Revenues from such services would be refundable to the customers, at least in the absence of Enron's bankruptcy.

Docket No. PA02-2-000         VI-37        Price Manipulation in Western Markets

                                                                      Chapter VI

scheduling energy with the Cal PX). However, as the original relationship grew into a more comprehensive partnership, the compensation typically changed to an equity basis (share of profits) when the marketing of wholesale power was involved.

An Enron Services Handbook explains that in most instances, profits from marketing energy were split on a 50/50 basis while profits from capacity sales for ancillary services were split 25/75, with 25 percent going to Enron and 75 percent to its partner. One exception explained in the handbook involves certain energy sales with Puget when a sliding scale was used. If the sale was under $99/MWh, Enron received $5 and the remainder went to Puget. For sales between $700 and $750/MWh, Enron received $80 and the remainder went to Puget. While some forms of this rate structure may be appropriate under certain situations, this rate structure was used without notification to the Commission and without Commission approval.

Another e-mail dated December 24, 1999 explains the Big Foot deal as buying energy from Washington Water Power Company and scheduling it into California as a supplemental energy bid. As explained earlier, supplemental energy bids are associated with available capacity (e.g., generation used for ancillary services). The e-mail suggests that the traders may want to consider the following as part of the profit sharing: "If you buy from WWP and do real well on a supplemental, you might consider giving a few more dollars for their energy." With these types of profit-sharing arrangements, it is hard to argue that Enron's "partners" or "customers" did not have an understanding of how their profits were derived.

An undated Enron document entitled "Public Service of New Mexico California Service Overview" demonstrates a form of cooperative corporate behavior as follows:

     Enron and PNM will partner up and attempt to extract profits by purchasing day-ahead power in bilateral market and sinking the power in one of several markets: [...] The combination of these potential sinks should increase the ability of the partnership to find a profitable spread between the cost of purchasing the power and the revenues received from its eventual sale. Any profit/losses after all costs will be split 50 percent by each party. Enron will utilize its trading expertise, SC status, and California load to enhance this partnership. PNM will contribute its trading expertise and SW system to this partnership.

Docket No. PA02-2-000         VI-38        Price Manipulation in Western Markets

                                                                      Chapter VI

Enron's Business Partners

Various Enron documents indicate that Enron had service agreements or other contractual relationships with a number of entities,

including the following:

o    Energy West

o    Montana Power Company

o    Puget Sound Power and Lighting Company

o    Powerex Corporation (formerly British Columbia Power Exchange Corporation)

o    City of Redding, California

o    City of Glendale, California

o    Colorado River Commission (CRC)

o    Las Vegas Cogeneration

o    Washington Water Power Company (later named Avista)

o    Valley Electric Association

o    Public Service of New Mexico

o    Grant Public Utility District

o    Grays Harbor Paper Company

o    Northern California Power Agency

o    Modesto Irrigation District of Northern California

o    TOSCO

Mr. Belden explained in an e-mail that Enron was able to develop alliances with other entities because:

     As regulatory changes, competitive markets, and institutions such as the California ISO increase the complexity of power trading, scheduling and settlements, more and more organizations are outsourcing certain tasks rather than manage these tasks themselves. Enron Power Marketing, Inc.
     (EPMI) is increasingly being called on to provide these services. Service transactions generally include ongoing EPMI performance obligations and greater daily customer interaction. Examples of these types of transactions include El Paso Electric, Valley Electric, Glendale, Enron Energy

Docket No. PA02-2-000         VI-39        Price Manipulation in Western Markets

                                                                      Chapter VI

     Services, and many others that are currently being contemplated or finalized./36/

Gaining Control of Assets

A presentation at an Energy West Power Business Review Meeting characterizes the business strategy even more bluntly under a section entitled "Gaining Control of Assets." The presentation states:

     Currently pursuing two strategies. The first is gaining control of a variety of small resources or capabilities around the west. For example, the combination of El Paso Electric, Las Vegas Cogen, Valley Electric, and Glendale joint venture provide us with a useful mix of loads and resources in the southwest. These transactions require relatively little capital, but will require automated IT links to customers and more people in the logistics group./37/

Essentially, Enron developed initial business relationships with entities, which over time evolved into alliances in which Enron could gain more control of decisionmaking in a way that maximized profits for itself and its business partners. As the summary of the Energy West Power Business Review Meeting states:

     (1) Currently provide scheduling services to El Paso Electric, Glendale, CFE (Mexico), Tosco, Washington Water Power, and Enron Energy Services.

     (2) Use scheduling as a platform that will dovetail with click trade and that will lead to larger transactions that will make more money (e.g., joint venture with the City of Glendale)./38/

An Enron Services Handbook contains a list of California market conditions with instructions for the Enron employee concerning whom to call and what steps the partner should follow in order to take advantage of a particular market situation. For example, if the prices in the California market are high, the Enron employee would refer to the handbook section entitled "Who do you call and what action to take?" The Enron employee first decides if the price is high enough to be profitable to the "customer." If it is profitable, the Enron employee implements the fat boy strategy: "generate or import and fake, or

----------
/36/ Staff Exhibit No. S-34 in Docket No. EL02-113-000.
/37/ Staff Exhibit No. S-34 in Docket No. EL02-113-000.
/38/ Staff Exhibit No. S-34 in Docket No. EL02-113-000. Click trading refers to the use of electronic trading on the EnronOnline platform.

Docket No. PA02-2-000         VI-40        Price Manipulation in Western Markets

                                                                      Chapter VI

increase, load." In this situation, the Enron employee could call Glendale, El Paso Electric, CRC, or Valley Electric and instruct them to increase imports into California; the handbook lists the transmission paths to be used. Redding and Tosco could be instructed to increase generation in northern California to implement this strategy. The pricing structure for this strategy specifies an even 50/50 split between Enron and its partner.

The instructions alert the Enron employee to check to see if there are also high ancillary service prices. In that situation, the Enron employee should "call Glendale, Puget and El Paso Electric to try to get ancillary services bids in" and "call customers and have them `bid in' more."

The handbook also includes a list of steps to take if the prices in California are low. In this situation, the instructions call for the opposite strategy known as thin man--"artificially reduce load and export." The same counterparties are listed with corresponding delivery points for exporting their resources out of California. A similar pricing structure is also listed. Staff notes that in an August 22, 2000 West Mid-Market Quarterly Business Review, Enron states that it "touched/managed 3,500 MW/day."

Still other Enron documents describe arrangements that go beyond joint coordinated activity and describe total Enron control of decisionmaking authority. An Enron e-mail dated December 23, 1999 to Portland shift, with the subject "Valley Electric," states the following:

     We will be scheduling and making marketing decisions on Valley's behalf starting 1/1/2000[]. There is an agreed on value sharing mechanism, in which Enron will get 40% of this "marketing value."

Enron literature describes how it planned to grow its relationship with parties. As its relationship grew, Enron collected data from the customer that it used for its own trading and marketing activities. For example, its strategy allowed "Enron to know as much or more about the customer's near term position." Finally, under this strategy, Enron planned to:

     Store operational data that the customer's merchant group would not normally be storing. Provide service around analysis and manipulation of data. [Enron North America] would own the data--a potential to lock customers in--if they leave [Enron North America] their data stays here.

Docket No. PA02-2-000         VI-41        Price Manipulation in Western Markets

                                                                      Chapter VI

In our Initial Report, the alliance between El Paso Electric Company and Enron was set for hearing in a proceeding apart from Docket No. PA02-2-000. That proceeding (Docket No. EL02-113-000) investigated whether Enron's use of El Paso Electric's facilities, pursuant to an unfiled service agreement, may have been improper. A settlement has been reached in that proceeding and El Paso Electric agreed to a substantial dollar settlement. That partial settlement, which is between El Paso Electric, the California Parties,/39/ and the Trial Staff, does not address alleged violations of Enron and has not yet been certified to the Commission. Therefore, Staff recommends no further action against El Paso Electric.

Recommended Commission Responses

Staff believes that some of the Enron trading strategies violated the Cal ISO and Cal PX tariff provisions, which were in effect since operation began in April 1998. If a trade simply took advantage of a legitimate arbitrage opportunity, such as exporting a legitimate energy schedule, there would not be a tariff violation. If, however, in executing an Enron strategy a component was based on fictitious information that adversely affected market outcomes (such as death star or other transmission congestion strategies, get shorty, megawatt laundering simply to raise prices, load shift, or treating non-firm supply as firm supply), such activity could fall within the scope of the antigaming and/or anomalous market behavior provisions of the Cal ISO and Cal PX tariffs./40/ Therefore, Staff believes that it would be appropriate to issue an order to Enron and its partners (both public utilities and governmental entities) to show cause why these behaviors did not constitute gaming in violation of the Cal ISO and Cal PX tariffs, with disgorgement of unjust profits associated with the violation or other appropriate remedies. It makes no difference if the Enron partner or Enron itself executed the transaction. In either case, the misconduct falls under the Cal ISO and Cal PX tariffs.

All parties subject to the show cause orders/41/ should be required to inventory all revenues related to the Enron trading strategies and

----------
/39/ The California Attorney General, the California Electricity Oversight Board, the Public Utilities Commission of the State of California, Pacific Gas and Electric Company, and Southern California Edison Company (collectively, California Parties).
/40/ Although the fat boy strategy included submitting false load schedules, it did not adversely affect the market outcomes, if the generation is simply bidding as a "price taker." To the extent the generator submitted strategic bids that affected the market outcomes, this would constitute market behavior prohibited under the Cal ISO tariff.
/41/ Energy West; Montana Power Company; Puget Sound Power and Lighting Company; Powerex Corporation (formerly British Columbia Power Exchange Corporation); City of Redding, California; City of Glendale, California; Colorado River Commission
(CRC); Las Vegas Cogeneration; Washington Water Power

Docket No. PA02-2-000         VI-42        Price Manipulation in Western Markets

                                                                      Chapter VI

demonstrate whether or not the transactions were legitimate as discussed in this chapter.

In summary, the evidence indicates that Enron, on its own, could not have implemented its trading strategies. It was only with the willing cooperation of others that these strategies could have been executed. Through Enron's direction, other entities both inside and outside California made business decisions that capitalized on market conditions in an effort to maximize profits from their assets on a coordinated basis. The coordination activity of Enron and its partners clearly changed market outcomes in a variety of ways. These parties capitalized on the complexities of the California market rules and structure. Market problems and dysfunctions were considered opportunities. As discussed above, Enron either acted on its partners' behalf or alerted others to act in a like manner in order to capitalize on market conditions that it anticipated or knew about. Profits from this activity were typically shared.

Enron systematically acted in partnership with others without the Commission's knowledge, and the joint behavior of these entities served to game the market. The collective behavior of these entities turned defects in market rules and market structures into profit-making opportunities for Enron and its partners.

A critical component of the Commission's market-based rate authorization involves a determination of an applicant's relative size in a market (market share). This determination is based on the amount of generation an entity either owns or has under contract, and the applicant is responsible for notifying the Commission in a timely manner of significant changes to its market share. According to the internal Enron documents, Enron controlled a significant amount of generation which it did not disclose in its filings before the Commission, and it never notified the Commission that changes in circumstances had occurred.

The preponderance of evidence reviewed by Staff during this investigation indicates that Enron and its affiliates intentionally engaged in a variety of market manipulation schemes that had profound adverse impacts on market outcomes. Due to this overwhelming evidence, Staff recommends that the Commission issue an order to show cause why its market-based rate authorizations and

----------
Company (later named Avista); Valley Electric Association; Public Service of New Mexico; Grant Public Utility District; Grays Harbor Paper Company; Modesto Irrigation District of Northern California; and TOSCO.

Docket No. PA02-2-000         VI-43        Price Manipulation in Western Markets

                                                                      Chapter VI

blanket certificate authority should not be revoked./42/ This order should cover Enron and its affiliates with the exception of Portland General Electric Company, which is the subject of an ongoing investigation in Docket No. EL02-114-000. Staff recommends that such revocation be made effective prospectively so that any preexisting contracts are not affected.

Filing Requirements

Staff is also aware that other entities conducted promotional activity similar to Enron in an attempt to form similar strategic alliances. For example, Sempra and Public Service of New Mexico may have competed with Enron in an attempt to perform similar services for El Paso Electric Company. Other evidence indicates that various entities may have had agreements with other market participants that had similar attributes as the Enron partnership agreements (e.g., sharing commercially sensitive information and coordinating activities). These entities include Avista and Turlock Irrigation District; Avista and the City of Riverside, California; Coral and the City of Glendale, California; and Coral and Sempra. To address this situation, Staff recommends that the Commission order all public utilities with market-based rates to file any past and present agreements with other entities having any of the characteristics described above within 30 days. This requirement applies to both sides of an agreement regardless of whether the entity is supplying or receiving service. The Commission can determine if such agreements cede operational control of assets or provide for an equity split of profits from unauthorized coordinated marketing activity. The Commission may need to clarify at what point Section 203 and 205 filings should be triggered. Failure to comply with this order should be dealt with harshly. For example, if entities do not provide this information and it is later discovered that such agreements exist, the Commission should immediately revoke market-based rate authorization for that entity.

----------
/42/ The Commission has already instituted formal proceedings to investigate Enron's ownership interest in various qualifying facilities, including Las Vegas Cogeneration Limited Partnership; Saguaro Power Limited; Victor Garden Phase IV Partnership; Sky River Partnership; Cabazon Power Partners LLC; Zond Wind System Partners, Ltd. Series 85-A; and Zond Wind System Partners, Ltd. Series 85-B.

Docket No. PA02-2-000         VI-44        Price Manipulation in Western Markets

                                                                      Chapter VI

Economic Withholding of Generation and Inflated Bidding During May to October
2000

Staff's preliminary analysis of the excessively high spot market-clearing prices as compared to the generation input costs (primarily natural gas costs) during May to October 2000 reveals what appear to be potential gaming violations, as defined in the MMIP of the Cal ISO and Cal PX tariffs. Staff has focused its analysis on this period because it covers the period of escalating prices prior to the October 2, 2000 refund effective date.

As explained earlier in this chapter, since the commencement of service in April 1998, the MMIP of the Cal ISO and Cal PX tariffs defined anomalous market behavior as including:

o    Unusual trades or transactions.

o Pricing and bidding patterns that are inconsistent with prevailing supply and demand conditions, e.g., prices and bids that appear consistently excessive for or otherwise inconsistent with such conditions.

o Unusual activity or circumstances relating to imports from or exports to other markets or exchanges.

Clearing prices for the Cal ISO spot markets between May and October 2000 reached the then-current purchase price caps (that is, the Cal ISO would reject offers to sell power and/or energy to it at prices above these levels)./43/ As explained below, the input costs for generation during this period do not support these excessively high spot market-clearing prices.

An example of the bidding behavior in question is the overall timing of the rise in spot market-clearing prices. As explained in Chapter IV of this Report (Figure IV-1), in May 2000 a disparity began to appear between the input costs of generation and the spot market-clearing prices for electricity. Over this time period, electric prices rose to levels often in excess of $500/MWh even though natural gas prices would have supported electric prices of only about $75/MWh. As explained in Chapter IV, the capital recovery requirement for a hypothetical new power project is between $16 and $19/MWh at a 60-

----------
/43/The initial $750/MW cap was lowered to $500/MW on July 1, 2000. Subsequently, the purchase price cap was lowered to $250/MW on August 7, 2000.

Docket No. PA02-2-000         VI-45        Price Manipulation in Western Markets

                                                                      Chapter VI

percent plant factor./44/ Therefore, the fixed and variable cost of generation would not exceed $100/MWh. As opposed to a rise in input costs, the excessively elevated bid prices appear to be solely an attempt to raise prices and Staff views this as a form of economic withholding. For example, bids were at or near the $750/MWh bid cap in both the Cal ISO and Cal PX until it was lowered on July 1, 2000. Bids for the same units were at or near the $250/MWh cap later in the summer even though input prices had risen during the interim period.

The Commission's June 19, 2001 Order discussed the past performance of the single clearing price auction in California. The marginal unit of the least efficient unit dispatched (i.e., the unit with the highest heat rate) sets the clearing price that is paid to all generation in the market. In 1998 and 1999 (California's restructuring commenced operation on April 1, 1998), the California spot market produced average annual wholesale energy prices of $29 and $31/MWh, respectively. Staff notes that weather conditions were more favorable during this historical period, resulting in better hydro generation and lower system loads than during 2000 and 2001. Even with these major differences, the disparity in clearing prices before and during the crisis period is instructive.

Table VI-1 calculates the implied heat rates of units during the summer of 2000. The spot gas prices during this period ranged from $3.71 to almost $6.00. Dividing bid prices (ranging from $200 to $750/MWh) by the spot gas prices produces a rough approximation of the implied heat rate of a unit. These results show heat rates far beyond even the most inefficient units in California.

----------
/44/ See Chapter IV, footnote 11: California Energy Commission, 2000-2012 Electricity Outlook Report, pp. 32-33.

Docket No. PA02-2-000         VI-46        Price Manipulation in Western Markets

                                                                      Chapter VI

                         Table VI-1. Implied Heat Rate

                Cost of Gas     Price Cap           Bid      Implied Heat Rate
   Month         ($/MMBtu)       ($/MWh)          ($/MWh)        (Btu/kWh)
   -----         ---------       -------          -------        ---------
  May 2000       $ 3.711          $750             $200           53,894
                                                   $300           80,841
                                                   $500           134,735
                                                   $750           202,102
  June 2000      $ 4.658          $750             $200           42,937
                                                   $300           64,405
                                                   $500           107,342
                                                   $750           161,013
  July 2000      $ 4.499          $500             $200           44,454
                                                   $300           66,681
                                                   $500           111,136
  Aug 2000       $ 5.103          $250             $200           39,193
                                                   $250           48,991
  Sep 2000       $ 5.975          $250             $200           33,473
                                                   $250           41,841

Sources: Gas cost from Gas Daily for PG&E citygate and SoCal large packages; monthly cost is the average of daily prices for the month; California average is 50/50 north/south.

Staff notes that the Commission's April 26, 2001 Order (95 FERC (p) 61,115 at 61,360) cites certain anticompetitive behaviors that would be prohibited under public utility sellers' market-based rate authorizations. First, bids that vary with unit output in a way that is unrelated to the known performance characteristics of the unit are prohibited. An example of this bidding practice is the so-called "hockey stick" bid in which the last megawatts bid from a unit are bid at an excessively high price relative to the bids on the other output from the unit. Another example cited in the order is excessively high bids for a single unit in a portfolio compared with the remainder of the portfolio, without any apparent performance or input cost basis.

The order explains a second category of prohibited bids--those that vary over time in a manner that appears unrelated to a change in the unit's performance or to changes in the supply environment that would induce additional risk or other adverse shifts in the cost basis. An example of this is a bid that appears to change only in response to increased demand or reduced reserve margins, particularly if the timing of the bid is related to public announcements of system conditions or to timing of outages in a participant's portfolio.

Staff now concludes that such behavior was a violation of the MMIP. Staff's general focus was at a market level, comparing the spot clearing prices with underlying input costs. Staff concludes that input

Docket No. PA02-2-000         VI-47        Price Manipulation in Western Markets

                                                                      Chapter VI

costs and market fundamentals do not explain the excessive rise in clearing prices during the summer of 2000. The California Parties submitted an analysis of certain large market participants during this time period and reached similar conclusions.

The California Parties' Analysis of Bidding Practices by In-State Generators and Certain Importers

The California Parties submitted an analysis of the five large in-state generators together with an analysis of the bidding behavior of five importers:
BPA, LADWP, Enron, Idaho Power, and Powerex. Staff's analysis of generation input costs and spot market-clearing prices is largely consistent with the California Parties' analysis. Based in large part on actual bid data that were submitted to the Cal ISO, Mirant, Williams, Dynegy, and Reliant had patterns of bidding units into the real-time market at or near $750 in May and June 2000, while the same units were bid at below $200 during September, after the Cal ISO cap was lowered to $250. The California Parties allege that these data indicate that the bid prices for these units in May and June exceeded costs by at least $500.

The California Parties state that the bid data indicate that Duke submitted bids during the summer of 2000 that were more consistent with actual marginal costs and contrast Duke's bidding behavior with the other market participants. However, Duke's bids in the Cal ISO's real-time market increased dramatically after the Commission's December 8, 2000 decision to allow sellers with bids over the price cap that were accepted by the Cal ISO to be paid their bid price. The California Parties also argue that this pattern continued during the subsequent period when spot sales were made directly to CERS.

The California Parties allege that other sellers in their study demonstrated noncompetitive bidding patterns consisting of bid price spikes and prolonged elevation of bid prices. In particular, they note that the Cal ISO declared a system emergency on 6 different days in June 2000 (June 13, 14, 26, 27, 28, and
29) and that bid price spikes were submitted during these emergencies by Williams, Dynegy, Mirant, Reliant, Powerex, LADWP, Idaho Power, and BPA. Similar results were shown for the 11 days on which the Cal ISO declared system emergencies in May, July, and August 2000. The California Parties also allege that on various days, two or more of these sellers submitted bid price spikes. The following is a summary of the California Parties' analysis of the various market participants.

Docket No. PA02-2-000         VI-48        Price Manipulation in Western Markets

                                                                      Chapter VI

Reliant

The California Parties allege that Reliant submitted pronounced hockey stick bids for four of its units during the May-June period. The average bid spans (the price difference between the lowest-priced bid segment and the highest-priced bid segment) were as high as $186/MWh. An example of bid price spikes occurred between May 22 (the day of the Cal ISO-declared emergency) and May 24. In June, there were bid price spikes on days when the Cal ISO declared emergencies: June 13, 14, 26, 27, 28, and 29, and June 21-22 (Reliant's withholding period). Reliant's bids reached the price cap levels of $750, $500, and $250.

Mirant

The California Parties characterize Mirant's bidding behavior during the summer of 2000 as persistently high for some of its units and hockey stick bidding for other units. For example, Mirant's Potrero Units 4, 5, and 6 were bid at or near the price cap in most hours. In other words, the units were bid with a pattern that simply tracked the price caps, i.e., near $750 at first, then near $500, and, starting in August, near $250. According to the California Parties, Mirant increased its bid prices on all or a large number of bid quantities on May 2-5, 15-16, 19-21, 22 (Cal ISO-declared emergency), 23, 28, and 31. The California Parties identify other similar examples and examples of persistent high bidding patterns throughout the summer of 2000.

Dynegy

The California Parties allege that Dynegy generally bid its combustion turbines into the real-time market at very high prices, especially during June and July 2000. They also allege that during May through July, hockey stick bidding was used with an average bid span (price difference between the lowest-priced bid segment and the highest-priced bid segment) in excess of $300. Examples of high spikes in bid prices occurred on May 4-5, 21-27, and 30-31. Overall, in June, Dynegy submitted very high bid prices for its units. Only 3 of its 22 units bid into the real-time market had an average bid price of below $200, while others averaged close to $700. Other examples of noncompetitive bidding throughout the summer were identified.

Docket No. PA02-2-000         VI-49        Price Manipulation in Western Markets

                                                                      Chapter VI

Williams

Overall, the California Parties allege that Williams bid very high prices for all of its units. Also, substantially similar units are bid in different ways that cannot be explained on a cost basis. For example, in May Alamitos Unit 5 was bid at an average price of $668/MWh, whereas Redondo Unit 7 was bid at an average price of $234/MWh. During May 2000, the California Parties allege that Williams' bid prices spiked on May 1, 3-5, 6, 10, and 21-23 (including during the Cal ISO-declared emergency on May 22). Bid price spikes in June included June 3, 12, 13-14 (Cal ISO-declared emergencies), 20-22, and 26-29 (Cal ISO-declared emergencies). Similarly, during July, bid price spikes were alleged to have occurred on July 7, 13-14, 18, and 26, and during declared emergencies on July 19-20, 24-25, 27, 28, and 31.

Enron

The California Parties allege that from January to April 2000, Enron bid into the real-time market almost exclusively at the then-prevailing Cal ISO cap of $750. This pattern appears to persist through the summer of 2000 but with more variability.

Powerex

The California Parties allege that during the Cal ISO-declared emergency on May 22, 2000, Powerex withdrew approximately 1,000 MW of energy that it typically offered to the real-time market, and therefore allegedly played a role in causing this emergency. On other days, Powerex's bids would vary by 1,500 to 2,000 MW from hour to hour. On June 15, 2000, Powerex submitted large, infeasible schedules over various interfaces into California (over 10,000 MW) into the real-time market for several hours at or near $750. Powerex changed the nature of its bids in the following hour and bid almost 5,000 MW but at negative $750 (meaning that a reduction of generation will cost $750). This pattern was repeated later in the day.

On December 12, 2000, following the Commission's order to institute a soft cap in place of the $250 cap, Powerex increased its bids by approximately $500 to an average of approximately $750, with a number of bids being submitted over $1,100.

Docket No. PA02-2-000         VI-50        Price Manipulation in Western Markets

                                                                      Chapter VI

LADWP

According to the California Parties, LADWP employed bidding patterns that removed supply from the real-time market for small periods, and spiked the bid prices on all or a large number of its bid quantity for small periods. For example, on May 21, 2000, the day preceding the Cal ISO-declared emergency, LADWP raised all bids into the real-time market reaching $750/MWh. Then on May 23-24, LADWP's bid prices dropped to $200/MWh. LADWP submitted bid price spikes on 6 other days that were Cal ISO-declared emergencies (June 14, 27, 28, and 29, and July 24 and 25). The California Parties cite other nonemergency days on which LADWP submitted bid price spikes, again reaching the bid cap.

Idaho Power Company

According to the California Parties, the bidding strategies of Idaho Power resembled those of LADWP and Powerex. From May to July, the California Parties identified 23 days, including 8 days that are Cal ISO-declared emergencies, on which Idaho Power submitted bid price spikes. Idaho Power's bids reached the $750, $500, and $250 levels established by the price caps during this period.

BPA

According to the California Parties, BPA was an active participant in the real-time market through the summer of 2000. Bid price spikes were observed on May 23-25 and 27; June 1-3, 28-29 (Cal ISO-declared emergencies), and 30; and July 1. Starting after the May 22 emergency, BPA submitted bids at the $750, $500, and $250 cap levels during the various price cap periods.

Responses Filed by the InState Generators and Importers

The in-state generators and importers filed reply comments and rebuttal testimony and exhibits. These entities raise various objections and argue that there was no requirement under the Cal ISO or Cal PX tariffs or protocols or Commission regulations in effect that generators bid at their marginal cost of production. They conclude that the California Parties have failed to demonstrate that any of the bidding practices constitutes withholding. Similarly, there were no restrictions on a seller's ability to bid high. Mirant states that after the

Docket No. PA02-2-000         VI-51        Price Manipulation in Western Markets

                                                                      Chapter VI

Commission issued the April 26, 2001 Order, it stopped using hockey stick bidding.

In response to the California Parties' allegations of noncompetitive bidding behavior by these entities, they renew arguments previously made in various proceedings before the Commission in an effort to justify their high bids. Their explanations include: (1) the difficulty in determining the marginal cost of a unit, particularly with respect to startup costs; (2) because there is no capacity market in California, using a marginal cost standard is inappropriate; and (3) a marginal cost standard does not recognize market uncertainty, "scarcity rents," and legitimate opportunity costs during the summer of 2000. Examples of plants with opportunity costs are limited run-time units, including fossil-fuel plants in California that have operating time limits in their air emissions permits or that must acquire scarce emissions credits. The generators maintain that such units should be bid at the price one would expect to receive during the highest-priced period in the future. They also argue that hockey stick bidding is appropriate for the last increment of a unit because it recognizes the risk of a forced outage. In this event, the seller must purchase replacement energy to meet its commitment. They also argue that it is appropriate to hold units in reserve as a physical hedge against the unexpected loss of a unit.

Staff finds that these arguments are unpersuasive and do not adequately explain the dramatic rise in prices starting in May 2000. Such high bids and clearing prices far exceed the level needed to recover the capacity costs of generation. Market uncertainty existed prior to and after the summer of 2000, and this does not explain the price spike. The argument regarding opportunity costs is not persuasive because the units were first bid at $750 and then progressively lower through the summer of 2000. Using hockey stick bidding plus a physical hedge as insurance for a possible forced outage appears duplicative. Finally, Staff has explained that the MMIP was part of the Cal ISO's and Cal PX's filed rate schedules.

Recommended Commission Responses

Staff recommends that the Commission issue an order to LADWP, Dynegy, Mirant, Reliant, Williams, BPA, Powerex, Enron, and Idaho Power directing them to show cause why their behavior during May 2000 through October 2, 2000 does not constitute a violation of the Cal ISO or Cal PX tariffs, with disgorgement of unjust profits associated with the violation or other appropriate remedies.

The market participants discussed in this section of the Report displayed bidding patterns that were higher early in the summer (May and June) than in subsequent summer months even though input costs

Docket No. PA02-2-000         VI-52        Price Manipulation in Western Markets

                                                                      Chapter VI

(such as the cost of natural gas) nearly doubled during that same time period. The data suggest that these market participants' high bidding behavior was not disciplined by their cost inputs; they simply bid the then-existing price cap--riding the cap from $750 to $500 and then to $250. Taking the example of a hypothetical unit with a 15,000 Btu/kWh heat rate, a bid of $250/MWh in September when gas costs were $6/MMBtu would generate $90 for the cost of fuel and $160 as a margin to recover fixed costs, scarcity, etc. A $250 bid in May for the same unit when gas costs were $3.72/MMBtu would generate $56 for the cost of fuel and $194 as a margin to recover fixed costs, scarcity, etc. Conversely, a $750 bid in May would produce a margin of approximately $700.

Staff notes that during the summer of 2000, legitimate scarcity costs should have increased from May to September as the California ISO weather-dependent demand increased. Yet, bidding patterns of these generators show that their bids were not directly related to load levels and associated scarcity levels. Staff also notes that the creditworthiness issue did not arise until after the summer period, so credit risk is not valid support for anomalous bids during this period. Similarly, the emission costs rose steadily in 2000 as the year progressed. If suppliers were willing to voluntarily supply at $250 in August and September as cost inputs rose dramatically, their bids above this level earlier in the summer (when cost inputs were far less) are highly questionable. However, Staff believes that there is reasonable support for prices that include a scarcity premium above marginal costs to reflect the severe scarcity that occurred during the summer of 2000. Bids at the $250 level during August and September reflect the supply/demand imbalance in the Western markets, emission restrictions in the California market, and risks involved in pushing older generating units to their operating limits day after day. Given these circumstances, Staff recommends that the Commission investigate all bids over $250 during the period May 1 through October 1, 2000.

During the summer of 2000, Staff notes that one large in-state generator (Duke) submitted bids that appear to be more representative of its actual generation input costs. A possible explanation is that during this time period, unlike the other four large in-state generators, Duke was not heavily exposed to the spot market. During this period, Duke had committed a large amount of its generation to forward purchases. While Duke may have benefited during this period, like all other entities that received a clearing price above their bid, this does not constitute a violation of the Cal ISO or Cal PX tariffs. As noted, Duke's high bids are covered by the refund proceeding.

Docket No. PA02-2-000         VI-53        Price Manipulation in Western Markets

                                                                      Chapter VI

Staff notes that the transactions with the Cal ISO during the October 2, 2000 forward period are already subject to refunds. This appears to be an appropriate remedy for excessively high bidding. The Commission's June 19, 2001 Order discussed an example of Duke's high bidding behavior in February 2001. In that order, the Commission noted that Duke had bid $3,880/MWh. Duke maintained that this bid was a negotiating tool to recover payment for prior transactions and that it included a credit premium. The Commission noted that this premium exceeded Duke's variable costs by an order of magnitude. The Commission found that Duke's bidding at multiples of its marginal costs in an attempt to recover past-due amounts can in no way be found to be just and reasonable. The entire period in which Duke submitted high bids to the ISO is covered by the refund proceeding.

Finally, as for any transactions with CERS, Staff notes that such transactions are not under the Cal ISO tariff and are therefore not subject to the MMIP. The California Parties submitted a comprehensive list of all transactions with CERS in Exhibit No. CA-197. Staff's review of these data indicates that Duke's transactions, like most transactions with other parties, were under the Western Systems Power Pool Agreement. Therefore, Staff recommends that Duke not be subject to a show cause order.

Physical Withholding of Generation

During two days in June 2000, certain Reliant employees reduced the quantity of megawatts offered to the Cal PX on a day-ahead basis below the amount that normally would have been offered under the existing market conditions. Specifically, on Monday, June 20, Reliant reduced the capacity it bid into the Cal PX for delivery on June 21 by approximately 1,000 MW. Reliant increased only slightly the amount of capacity it bid into the Cal PX on June 21 for delivery on June 22. Reliant elected to perform discretionary maintenance on generating units whose output otherwise would have been offered to the Cal PX for those days.

By order dated January 31, 2003, in Docket No. PA02-2-001, the Commission approved a Stipulation and Consent Agreement (Agreement) between Staff conducting the investigation in this proceeding and Reliant resolving the actions taken on these two days with respect to sales that would have occurred in the Cal PX market. Under the Agreement, Reliant agreed to pay approximately $13.8 million directly to customers of the Cal PX that purchased energy in the Cal PX's day-ahead market on June 21 and 22. As explained in the

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order, the payment reflects the worst-case scenario of the maximum effect of
Reliant's withholding on the California market.

Since the issuance of this order, various entities have submitted evidence regarding other alleged incidents of physical withholding by various market participants in the California markets. These allegations are not dealt with in this Staff Report. The issue of potential physical withholding is the subject of a separate and ongoing investigation.

Reliant and BP Energy Traders Appear To Have Engaged in Coordinated Efforts To Manipulate Market Prices

In the course of the investigation, Staff uncovered instances of traders from Reliant and BP Energy (BP) apparently coordinating their efforts to manipulate western electricity prices. Specifically, on three occasions a trader from BP contacted a Reliant trader and asked him to buy electricity from an offer he was going to place on an electronic trading platform (Bloomberg). The BP trader would then sell the power back to the Reliant trader at the same price, but the transaction would not take place on the electronic trading platform.

On at least one of the occasions, the BP trader is seemingly manipulating the market price (in this case, electricity delivered at Palo Verde, a large trading hub in Arizona) in order to affect the value of his trading position for mark-to-market accounting purposes. The Reliant trader appears to have no particular interest in manipulating the market price; he simply goes along with the BP trader's scheme. The evidence comes from recorded telephone conversations and transcripts provided to Staff by Reliant under Docket No. PA02-2-000.

Staff has evidence that in April 2000, the BP trader contacted the Reliant trader and asked him to do him a favor. The BP trader (1) will offer to sell electricity on the Bloomberg electronic platform, (2) the Reliant trader will buy at the posted price, and (3) the BP trader will buy back the power (off the exchange) at the same price to negate the deal. The BP trader goes on to explain that he is trying to move the market price to $43.10 but no one will buy it at that price, so he needs the Reliant trader to "lift his offer" in order to increase the price.

Our evidence indicates that several days later, the same BP trader contacted the same Reliant trader and offered him a similar proposal. Again, the BP trader is trying to manipulate the price in order to

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increase the value of his trading position under the company's mark-to-market accounting.

The BP trader goes on to explain that they are marking their books on the October Palo Verde price. He notes that power for delivery in October at Palo Verde had traded as high as $44. He wants to move the price even higher because of his long position. He indicates that he will post an offer to sell at $44.15 and asks the Reliant trader to lift that offer and then he will buy it back from him at the same price. The BP trader then posts the offer on Bloomberg.

Later that day, the BP trader instructs the Reliant trader to lift the offer because he senses the market beginning to move. The Reliant trader lifts the offer and asks the BP trader what they should do next. The evidence indicates that the BP trader informed the Reliant trader that he will buy the power back at the same price.

Significantly, when Staff asked BP for information and telephone transcripts of these events, BP simply stated that it had no information regarding the activity of its trader.

One of the concerns regarding the apparent price manipulation described above is that it occurred at an important trading hub (Palo Verde) that was presumed to be very liquid and thus not subject to price manipulation. Electricity price indices are a critical part of the market price formation process, and this market was clearly being manipulated.

Therefore, Staff recommends that the Commission initiate proceedings to revoke Reliant's and BP's ability to sell power at market-based rates.

Spot Prices in the Pacific Northwest--Docket No. EL01-10-000, et al.

The proceeding in Docket No. EL01-10-000, et al. was established to "facilitate development of a factual record on whether there may have been unjust and unreasonable charges for spot market bilateral sales in the Pacific Northwest" for the period December 25, 2000 through June 20, 2001. On September 24, 2001, the presiding Administrative Law Judge (ALJ) issued her proposed findings of fact and recommendations. The ALJ found that while California spot electricity prices affected electricity prices in the Pacific Northwest, prices in the region were driven up by a combination of factors, including reduced hydro generation due to the drought, increased demand, and relatively high

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natural gas prices. In essence, the ALJ concluded that the record did not support allegations of market manipulation.

In numerous orders, the Commission has stated that the spot markets in the West are integrated. Staff's Final Report concludes that the California spot electricity markets were manipulated. This chapter explains that a variety of strategies were used by Enron and various market participants in an effort to manipulate various market outcomes in California. The manipulations used a variety of techniques, including submitting false information, creating false transmission congestion, and importing and exporting power into and out of California. All of these manipulations may have affected spot prices in the Pacific Northwest.

During the course of its investigation, Staff sent a blanket data request to all sellers of electricity in the West for specific transaction data, including actual monthly sales data for bilateral transactions at the Mid-Columbia (Mid-C) trading hub and the California-Oregon Border (COB) trading hub. These are the two primary trading locations in the Pacific Northwest for bilateral electric sales and purchases. These transaction data indicate that, especially during the refund period (January 2001 to June 2001), there was a significant increase in spot prices in the Pacific Northwest similar to the rise in spot prices in California. Because there are no single clearing price markets in the Pacific Northwest, Staff has used bilateral sales of 1 month or less that are entered into no more than 1 month in advance of delivery for spot transactions. Staff has calculated average monthly implied heat rates based on the cost of gas at Malin and Sumas (the two main gas hubs that correspond to power delivered at Mid-C and COB). To perform this calculation, Staff divided the average cost of spot sales (approximately 650 transactions) by the average monthly cost of gas. Table VI-2 illustrates Staff's results.

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                         Table VI-2. Implied Heat Rate

                       Cost of Gas        Average Spot Price
Delivery Month          ($/MMBtu)               ($/MWh)        Implied Heat Rate
--------------          ---------               -------        -----------------
January 2001             $ 9.08                  $ 393             43,282
February 2001            $ 7.99                  $ 275             34,418
March 2001               $ 6.20                  $ 291             46,935
April 2001               $ 7.32                  $ 293             40,137
May 2001                 $ 4.79                  $ 318             66,388
June 2001                $ 3.33                  $ 285             85,585

Staff's preliminary analysis indicates that the run-up of spot prices in the Pacific Northwest region is not fully explained by input prices such as the cost of natural gas. The transaction data reviewed by Staff indicate that during the previous 7 months (May to December 2000) there were approximately 2,000 transactions with average monthly prices ranging from $51/MWh to $167/MWh.

Staff has also analyzed the spot sales transaction data in order to estimate the variable cost of production and the remainder, which could be considered the capital cost recovery of the generation plant. As previously discussed, the capital recovery requirement of a new combined cycle gas turbine is between $85 and $100/kW per year, or approximately $16 to $19/MWh at a 60-percent plant factor (see Table VI-3).

Table VI-3. Estimated Capital Cost Recovery

                                       Average                        Remainder
                     Cost of Gas     Spot Price    Cost Recovery at  for Capital
 Delivery Month       ($/MMBtu)        ($/MWh)     15,000 Heat Rate     Cost
 --------------       ---------        -------     ----------------     ----
January 2001            $ 9.08          $ 393          $ 136.20       $ 256.80
February 2001           $ 7.99          $ 275          $ 119.85       $ 155.15
March 2001              $ 6.20          $ 291          $ 93.00        $ 198.00
April 2001              $ 7.32          $ 293          $ 109.80       $ 183.20
May 2001                $ 4.79          $ 318          $ 71.85        $ 246.15
June 2001               $ 3.33          $ 285          $ 49.95        $ 235.05

An analysis of the transaction data indicates that, assuming a heat rate of 15,000 Btu/kWh to generate the spot sales, the average monthly

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sales prices recover the cost of gas and the remainder (the last column of the table) would far exceed the capital costs needed for the plant.

Recommended Commission Responses

Based on Staff's preliminary analysis, Staff recommends that the Commission remand this proceeding back to the ALJ in order to consider the additional evidence received after her initial findings.

Docket No. PA02-2-000         VI-59        Price Manipulation in Western Markets